Section 240.14a-101 Schedule 14A.
Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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Check the appropriate box:
[   ] Preliminary Proxy Statement
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[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Becton, Dickinson & Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
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Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com

December 21, 2007

Dear Fellow Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held at 1:00 p.m. EST on Tuesday, January 29, 2008 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. You will find directions to the meeting on the back cover of the accompanying proxy statement.

The notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to BD shareholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by internet, telephone or mail, you may vote in person at the Annual Meeting.

Thank you for your continued support of BD.

Sincerely,

EDWARD J. LUDWIG Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

December 21, 2007

The 2008 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) will be held as follows:

DATE:	Tuesday, January 29, 2008
TIME:	1:00 p.m. EST
LOCATION:	Hilton Short Hills 41 John F. Kennedy Parkway Short Hills, New Jersey
PURPOSE:	To consider and act upon the following proposals:
	1.	The election of directors;
	2.	The ratification of the selection of the independent registered public accounting firm;
	3.	A shareholder proposal relating to the annual election of directors;
	4.	A shareholder proposal relating to cumulative voting;
	5.	A shareholder proposal relating to an environmental report; and
	6.	Such other business as may properly come before the meeting.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted for the election as directors of the persons nominated in the accompanying proxy statement (Proposal 1), for Proposal 2, and against Proposals 3, 4 and 5.

BD’s proxy statement and 2007 Annual Report to Shareholders are available at www.bd.com/investors/.

Shareholders of record at the close of business on December 7, 2007 will be entitled to vote at the meeting.

By order of the Board of Directors,

DEAN J. PARANICAS
Vice President, Corporate Secretary and Public Policy

It is important that your shares be represented and voted,
whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:

1.	VIA THE INTERNET: Visit the website noted on your proxy/voting instruction card.

2.	BY PHONE: Use the toll-free telephone number noted on your proxy/voting instruction card.

3.	BY MAIL: Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 29, 2008

BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 21, 2007 in connection with the solicitation of proxies by the Board of Directors for BD’s Annual Meeting of Shareholders (the “2008 Annual Meeting”) to be held at 1:00 p.m. EST on Tuesday, January 29, 2008 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. This proxy statement and BD’s 2007 Annual Report to Shareholders are also available at www.bd.com/investors/.

Directors, officers and other BD employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $20,000 plus expenses. The cost of soliciting proxies will be borne by BD.

Shareholders Entitled to Vote; Attendance at the Meeting

Shareholders of record at the close of business on December 7, 2007 are entitled to notice of and to vote at the meeting. As of such date, there were 244,129,009 shares of BD common stock outstanding, each entitled to one vote.

If your shares are held beneficially in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of such ownership, such as a current bank or brokerage account statement, to be admitted.

BD also may request appropriate identification as a condition of admission.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”) are treated as present for the purposes of determining a quorum.

Directors are elected by a plurality of the votes cast at the meeting. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Under BD’s Corporate Governance Principles, any nominee for director who receives a greater number of votes “withheld” than votes “for” is required to offer to submit his or her resignation from the Board following the shareholder vote. The Board will consider what action is to be taken with respect to same. We will publicly disclose the Board’s decision. A more detailed description of these procedures is contained on page 17 under the heading “Voting for Directors” and in BD’s Corporate Governance Principles, which are attached as Appendix B to this proxy statement and also are available on BD’s website at www.bd.com/investors/corporate_governance/.

Approval of Proposals 2, 3, 4 and 5 requires the affirmative vote of a majority of the votes cast at the meeting. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of the vote.

How to Vote

Shareholders of record may attend and cast their votes at the meeting. In addition, shareholders of record and participants in the BD plans described below may cast their votes by proxy by:

(1) using the internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

(2) using the toll-free telephone number listed on the enclosed proxy card; or

(3) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Votes cast through the internet and telephone voting procedures are authenticated by use of a personal identification number. The procedure allows shareowners to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you vote on the internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by mail, the internet or telephone by participants in BD’s Global Share Investment Program (“GSIP”) and BD’s Savings Incentive Plan (“SIP”) must be received by 12:00 p.m. EST on January 23, 2008 and January 28, 2008, respectively. All other proxies submitted through the internet or by telephone must be received by 11:00 a.m. EST on January 29, 2008.

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other holder of record on how to vote your shares by using the voting instruction form provided to you by the record holder, or by following their instructions for voting through the internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other holder of record and present it at the meeting.

Savings Incentive Plan (SIP)

Participants in SIP may instruct the SIP Trustee how to vote all shares of BD common stock allocated to their SIP accounts, as well as the shares held in SIP for which voting instructions are not received by the SIP Trustee from other SIP participants. The SIP Trustee will vote the SIP shares for which it has not received instructions in the same proportion as SIP shares for which it has received instructions.

Participants in Other Plans

Participants in the Savings Incentive Plan of Med-Safe Systems, Inc., a wholly-owned subsidiary of BD (the “Med-Safe Plan”), may instruct the Med-Safe Plan’s trustee how to vote all shares of BD common stock allocated to their accounts, as well as the shares held in the Med-Safe Plan for which voting instructions are not received by the Med-Safe Plan’s trustee from other participants. The Med-Safe Plan’s trustee will vote shares for which it has not received instructions in the same proportion as those for which it has received instructions.

The shares of BD common stock held by Wachovia Bank, N.A., as trustee of both BD’s Deferred Compensation Plan (“DCP”) and BD’s 1996 Directors’ Deferral Plan (“DDP”), and those held by Credit Suisse (UK) Limited under BD’s GSIP, may also be voted on all matters submitted to BD shareholders and carry one vote per share. Each participant in the DDP and DCP and, if so provided under the terms of the local country GSIP plan, in GSIP, may provide voting instructions for all shares of BD common stock allocated to that person’s account, as well as the shares held in the relevant plan for which instructions are not received.

Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the DDP, SIP, DCP, the Med-Safe Plan and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

Revocation of Proxies

A proxy given by a shareholder of record may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of BD at the address set forth above, by delivering a proxy (by one of the methods described above under the heading “How to Vote”) bearing a later date, or by voting in person at the meeting.

Participants in the plans described above may revoke their voting instructions by delivering new voting instructions by one of the methods described above under the heading “How to Vote.”

If you are the beneficial owner of shares held in “street name,” you may submit new voting instructions in the manner provided by your bank, broker or other holder of record, or you may vote in person at the meeting in the manner described above under the heading “How to Vote.”

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

OWNERSHIP OF BD COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth as of September 30, 2007, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock. This information is as reported by such persons in their filings with the Securities and Exchange Commission (“SEC”). No changes in these holdings have come to BD’s attention since September 30, 2007. BD is not aware of any other beneficial owner of more than 5% of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corporation 82 Devonshire Street Boston, MA 02109	29,823,802(1)	12.2%
Barclays Global Investors, NA 45 Fremont Street, 17th Floor San Francisco, CA 94105	24,231,939(2)	9.9%
State Street Corporation 225 Franklin Street Boston, MA 02110	13,027,796(3)	5.3%

(1)	FMR Corporation has shared investment power with respect to these shares, and sole voting power with respect to 1,481,262 of these shares.

(2)	Barclays Global Investors, NA has shared investment power with respect to these shares, and sole voting power with respect to 20,416,787 of these shares.

(3)	State Street Corporation has shared investment power and sole voting power with respect to these shares.

Securities Owned by Directors and Management

The table on the following page sets forth as of December 15, 2007 information concerning the beneficial ownership of BD common stock by (i) each director, (ii) the executive officers named in the Summary Compensation Table on page 33, and (iii) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares that a director or executive officer has the power to vote or transfer, including shares that may be acquired under outstanding stock options or otherwise within 60 days of such date.

No individual director or executive officer owns more than 1% of the outstanding BD common stock. Together, the directors and executive officers, as a group, own approximately 1.3% of the outstanding BD common stock. Except as indicated in the footnotes to the table, each person has sole voting and investment power with respect to the shares he or she beneficially owns.

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BD COMMON STOCK

Name	Amount and Nature of Beneficial Ownership		Total Shares Beneficially Owned	Percentage of Class
	Shares Owned Directly and Indirectly(1)	Shares That May Be Acquired within 60 days(2)
Basil L. Anderson	4,014	6,352	10,366	*
Henry P. Becton, Jr. (3)	543,363	19,991	563,354	*
Gary M. Cohen	82,972	124,242	207,214	*
John R. Considine	107,542	307,605	415,147	*
Edward F. DeGraan	5,249	9,888	15,137	*
Vincent A. Forlenza	63,673	205,248	268,921	*
Claire M. Fraser-Liggett	0	1,576	1,576	*
William A. Kozy	61,896	165,914	227,810	*
Marshall O. Larsen (4)	0	0	0	*
Edward J. Ludwig	205,174	769,722	974,896	*
Adel A.F. Mahmoud	107	1,576	1,683	*
Gary A. Mecklenburg	2,172	6,352	8,524	*
Cathy E. Minehan (4)	0	0	0	*
James F. Orr	10,658	17,057	27,715	*
Willard J. Overlock, Jr.	14,834	19,991	34,825	*
James E. Perrella	35,330	19,991	55,321	*
Bertram L. Scott	4,995	12,669	17,664	*
Alfred Sommer	12,009	14,276	26,285	*
Directors and executive officers as a group (24 persons)	1,224,963	1,966,430	3,191,393	1.3%

*	Represents less than 1% of the outstanding BD common stock.

(1)

Includes shares held directly and, with respect to executive officers, indirect interests in BD common stock held under the Savings Incentive Plan and the Deferred Compensation Plan, and with respect to the non-management directors, indirect interests in BD common stock held under the 1996 Directors’ Deferral Plan. Additional information on certain of these plans appears on pages 5-6.

(2)

Includes shares under outstanding stock options that are exercisable or become exercisable within 60 days. Also includes, with respect to those executive officers who are retirement-eligible (including Messrs. Ludwig, Considine and Kozy), shares issuable under restricted stock units and/or performance-based stock units upon retirement (with performance-based units being included at their target payout amounts). Also includes, with respect to each non-management director, shares issuable under restricted stock units upon the director’s termination of service on the Board.

(3)

Includes 513,790 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power or held by a limited liability company owned by one of such trusts. Does not include 37,520 shares owned by Mr. Becton’s spouse, or 109,465 shares held in trusts for the benefit of his children, and as to each of which he disclaims beneficial ownership.

(4)	Mr. Larsen and Ms. Minehan were elected to the Board effective September 24, 2007 and November 19, 2007, respectively.

Equity Compensation Plan Information

The following table provides certain information as of September 30, 2007 regarding BD’s equity compensation plans.

Plan Category	(a)		(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	20,329,415	(2)	$41.27	6,633,127	(3)
Equity compensation plans not approved by security holders	1,829,231	(4)	$33.37	0	(5)

Total	22,158,646		$41.24	6,633,127

(1)

Shares issuable pursuant to outstanding awards of performance-based stock units and restricted stock units under the BD 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”) and the BD Stock Award Plan, as well as shares issuable under BD’s 1996 Directors’ Deferral Plan, Deferred Compensation Plan and Global Share Investment Program, are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.

(2)

Includes (i) an aggregate 17,107,726 shares issuable under outstanding stock options and stock appreciation rights and (ii) an aggregate 3,221,689 shares distributable under performance-based stock unit awards and restricted stock unit awards granted under the 2004 Plan and Stock Award Plan (with performance-based awards listed at target payout amounts).

(3)

Includes 6,420,643 shares available for issuance under the 2004 Plan, and 212,484 shares available for issuance under the 1994 Restricted Stock Plan for Non-Employee Directors (the “1994 Plan”) (although it is not anticipated that any further shares will be issued from the 1994 Plan, as described below).

(4)

Includes 54,750 shares issuable pursuant to outstanding options granted under BD’s Non-Employee Directors 2000 Stock Option Plan. Also includes 117,044 shares issuable under BD’s 1996 Directors’ Deferral Plan, 265,846 shares issuable under BD’s Deferred Compensation Plan, and 1,391,591 shares issuable under the Global Share Investment Program, based on participant account balances as of September 30, 2007.

(5)

Does not include shares issuable under the 1996 Directors’ Deferral Plan, the Deferred Compensation Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

Deferred Compensation Plan. Information regarding the Deferred Compensation Plan can be found beginning on page 29 of this proxy statement.

Global Share Investment Program. BD maintains a Global Share Investment Program (“GSIP”) for its non-U.S. employees in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. employees with a means of saving on a regular and long-term basis and acquiring a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of the participant’s base pay through contributions to the participant’s GSIP account, which contributions are immediately vested. Contributions to the GSIP are invested in shares of BD common stock. A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

Non-Employee Directors 2000 Stock Option Plan. Through the date of the 2004 Annual Meeting of Shareholders, directors received grants of nonqualified stock options under the Non-Employee Directors 2000 Stock Option Plan (the “Directors Stock Option Plan”), which provided for the granting of nonqualified stock options at each Annual Meeting of Shareholders to each non-management director elected at or continuing to serve after such meeting. Options are no longer granted under the Directors Stock Option Plan.

The options issued under this plan had a monetary value at the time of grant of $35,000 based on the Black-Scholes option-pricing model. The exercise price of stock options granted under the plan was the fair market value of the BD common stock on the date of grant. Each option granted under the plan has a term of 10 years from its date of grant. The options granted under the plan have vesting periods of three to four years, depending on the year of grant. In the event of a tender offer for more than 25% of the outstanding common stock, or a “change in control” of BD (as defined in the plan), all outstanding options under the plan become immediately vested and exercisable.

1996 Directors’ Deferral Plan. The 1996 Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. In the event a director elects to have fees deferred in a BD common stock account, the director’s account is credited with a number of shares based on the prevailing market price of the BD common stock on the due date of each payment. A participant’s BD common stock account is credited to reflect the payment and reinvestment of dividends on the common stock. Participants may elect to have amounts held in a cash account converted into a BD common stock account, or convert amounts in a BD common stock account into a cash account, subject to certain restrictions. The plan is not funded, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan. When such payments are due, the cash and/or common stock will be distributed from BD’s general assets.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BD’s directors and executive officers to file initial reports of their ownership of BD’s equity securities and reports of changes in such ownership with the SEC and the New York Stock Exchange (“NYSE”). Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file with respect to BD securities. Based solely on a review of copies of such forms and written representations from BD’s directors and executive officers, BD believes that, for the period from October 1, 2006 through September 30, 2007, all of its directors and executive officers were in compliance with the disclosure requirements of Section 16(a), except that a report of a cashless stock option exercise by David T. Durack was inadvertently filed late.

Proposal 1.     ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of Basil L. Anderson, Marshall O. Larsen, Gary A. Mecklenburg, Cathy E. Minehan and Alfred Sommer to serve for a term of three years until the 2011 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. Mr. Larsen and Ms. Minehan joined the Board on September 24, 2007 and November 19, 2007, respectively. Mr. Larsen was identified as a potential Board member by an executive search firm retained by the Corporate Governance and Nominating Committee, and Ms. Minehan was identified by a non-management director. James E. Perrella, who has reached the mandatory retirement age under BD’s Corporate Governance Principles, will retire as a member of the Board effective at the conclusion of the 2008 Annual Meeting.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. Presented below is biographical information for each of the nominees and the other directors continuing in office following the 2008 Annual Meeting.

NOMINEES FOR DIRECTOR

Term to Expire 2011

Basil L. Anderson, 62, has been a director since 2004. From 2001 to 2006, he served as Vice Chairman of Staples, Inc., a supplier of office products. Prior thereto, he was Executive Vice President – Finance and Chief Financial Officer of Campbell Soup Company. Mr. Anderson also is a director of CRA International, Inc., Hasbro, Inc., Moody’s Corporation and Staples, Inc.

Marshall O. Larsen, 59, was elected by the Board effective September 24, 2007. He is Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry. Mr. Larsen also is a director of Lowe’s Companies, Inc.

Gary A. Mecklenburg, 61, has been a director since 2004. In 2006, he retired as President and Chief Executive Officer of Northwestern Memorial HealthCare, the parent corporation of Northwestern Memorial Hospital, an office he held since 1986. He also served as President and Chief Executive Officer of Northwestern Memorial Hospital from 1985 to 2002. He is currently an Executive Partner of Waud Capital Partners, L.L.C., a private equity investment firm.

Cathy E. Minehan, 60, was elected by the Board effective November 19, 2007. She retired as President and Chief Executive Officer of the Federal Reserve Bank of Boston in July 2007, a position she held since 1994. She also served on the Federal Open Market Committee from 1994 until her retirement. Ms. Minehan also is a director of Visa Inc., and is a trustee of the Massachusetts General Hospital and the University of Rochester.

Alfred Sommer, M.D., M.H.S., 65, has been a director since 1998. He is Professor of International Health, Epidemiology, and Ophthalmology at The Johns Hopkins University (“JHU”) Bloomberg School of Public Health (the “Bloomberg School”) and the JHU School of Medicine. He is Dean Emeritus of the Bloomberg School, having served as Dean from 1990 to 2005. He is a member of the National Academy of Sciences and the Institute of Medicine. He is a recipient of the Albert Lasker Award for Medical Research. Dr. Sommer also is a director of T. Rowe Price Group, Inc.

CONTINUING DIRECTORS

Term to Expire 2009

Claire M. Fraser-Liggett, Ph.D, 52, has been a director since 2006. She is Director of the Institute for Genome Sciences and a Professor of Medicine at the University of Maryland School of Medicine in Baltimore, Maryland. From 1998 to April 2007, she served as President and Director of The Institute for Genomic Research (“TIGR”), a not-for-profit center dedicated to deciphering and analyzing genomes. Dr. Fraser-Liggett also is a director of Helicos BioSciences Corporation.

Edward J. Ludwig, 56, is Chairman, President and Chief Executive Officer of Becton, Dickinson and Company, and has been a director since 1999. Mr. Ludwig also is a director of Aetna Inc., a member of the Board of Trustees of the College of the Holy Cross, a member of the Board of Governors of the Hackensack (NJ) University Medical Center, and Chairman of the Advanced Medical Technology Association (AdvaMed).

Willard J. Overlock, Jr., 61, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where he served as a member of its management committee, and retains the title of Senior Director to The Goldman Sachs Group, Inc. Mr. Overlock also is an advisor to the Parthenon Group, a special partner with Cue Ball Group, and a trustee of Rockefeller University.

Bertram L. Scott, 56, has been a director since 2002. Mr. Scott is Executive Vice President of TIAA-CREF, a position he has held since joining the organization in November 2000. He also served as President and Chief Executive Officer of TIAA-CREF Life Insurance Company from 2000 to June 2007.

Term to Expire 2010

Henry P. Becton, Jr., 64, has been a director since 1987. He is Vice Chairman of the Board of Trustees of WGBH Educational Foundation, a producer and broadcaster of public television and radio programs and books and other educational materials. He served as President of WGBH Educational Foundation from 1984 to October 2007. Mr. Becton also is a director of Belo Corporation, Public Radio International and the PBS Foundation, the Vice Chairman of the Board of the Association of Public Television Stations, and a director/trustee of various DWS Scudder mutual funds.

Edward F. DeGraan, 64, has been a director since 2003. In 2006, he retired as Vice Chairman – Gillette of the Procter & Gamble Company, a manufacturer of consumer products. Prior thereto, he was Vice Chairman of The Gillette Company, and served as its President and Chief Operating Officer from July 2000 until November 2003. He served as Acting Chief Executive Officer of Gillette from October 2000 to February 2001. Mr. DeGraan also is a director of Amica Mutual Insurance Company and a Senior Advisor of Centerview Partners, L.P.

Adel A.F. Mahmoud, M.D., Ph.D, 65, has been a director since 2006. In 2006, Dr. Mahmoud retired as Chief Medical Advisor, Vaccines and Infectious Diseases and member of the Management Committee of Merck & Co., Inc., a pharmaceutical company. From 1999 to 2005, he served as President, Merck Vaccines and member of the Management Committee. In January 2007, he joined Princeton University as Professor, Department of Molecular Biology and the Woodrow Wilson School of Public and International Affairs. Dr. Mahmoud also is a director of Sanaria, Inc., a malaria vaccine development organization.

James F. Orr, 62, has been a director since 2000. He is Chairman of the Board of Convergys Corporation, a provider of customer management, employee care and outsourced billing services, a position he has held since 2000, and is scheduled to retire effective December 31, 2007. He also served as Chief Executive Officer from 1998 until his retirement from that position in April 2007, and as President from 1998 to 2005. Mr. Orr also is a director of Ohio National Financial Services, Inc.

The Board of Directors recommends a vote FOR each of the nominees for director.

BOARD OF DIRECTORS

The Board and Committees of the Board

BD is governed by a Board of Directors that currently consists of fourteen members. The Board has established six Committees: the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Corporate Affairs Committee, the Corporate Governance and Nominating Committee, and the Finance Committee. All Committees meet regularly, except for the Executive Committee, which is constituted to meet only as necessary. The Board has adopted a written charter for each of the Committees, copies of which are posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone 201-847-6800. A copy of the Audit Committee’s charter is attached as Appendix A to this proxy statement.

Committee Membership and Function

Set forth below is a summary of each of the Board’s key Committees.

AUDIT COMMITTEE

Function

•

Reviews BD’s financial statements and accounting principles, the scope and results of the annual audit by the independent registered public accounting firm (the “independent auditors”), BD’s internal audit process, and the effectiveness of BD’s internal control over financial reporting.

•	Retains and reviews the qualifications, independence and performance of BD’s independent auditors.

Members	James F. Orr – Chair Basil L. Anderson Edward F. DeGraan Marshall O. Larsen Gary A. Mecklenburg Cathy E. Minehan Bertram L. Scott

The Board has determined that the members of the Audit Committee meet the independence and financial literacy and expertise requirements of the NYSE. The Board also has determined that each of Messrs. Anderson, Larsen, Orr and Scott, and Ms. Minehan, qualifies as an “audit committee financial expert” under the rules of the SEC.

Mr. Anderson currently serves on the audit committees of three other public companies. The Board has reviewed Mr. Anderson’s obligations as a member of the other audit committees and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on BD’s Audit Committee.

COMPENSATION AND BENEFITS COMMITTEE

Function

•

Reviews BD’s compensation and benefits policies, recommends to the independent members of the Board for approval the compensation of the Chief Executive Officer, and approves the compensation of BD’s other executive officers.

•	Approves all employment, severance and change-in-control agreements of BD with executive officers.

•	Serves as the granting and administrative committee for BD’s equity compensation plans.

•	Oversees the administration of certain benefit plans for BD.

Members	Henry P. Becton, Jr. – Chair Basil L. Anderson Edward F. DeGraan Marshall O. Larsen James F. Orr Willard J. Overlock, Jr.

The Board has determined that each member of the Compensation and Benefits Committee meets the independence requirements of the NYSE.

The Compensation and Benefits Committee oversees the compensation program for the named executive officers and for the other members of senior management who report to the Chief Executive Officer. The Compensation and Benefits Committee may not delegate these responsibilities to another Committee, individual director or member of management.

The Compensation and Benefits Committee meets regularly six times a year, and holds special meetings as needed. Compensation and Benefits Committee meetings may be called by the Committee chair, the Chairman of the Board or a majority of Committee members. The Compensation and Benefits Committee’s meetings are typically attended by BD’s Chief Executive Officer, Chief Financial Officer, Senior Vice President – Human Resources and others, who provide management’s perspective and recommendations on compensation issues. The Compensation and Benefits Committee meets in executive session with no members of management present for part of each of its regular meetings. The Chief Executive Officer and Senior Vice President – Human Resources also work with the Committee chair in establishing meeting agendas.

The Compensation and Benefits Committee is assisted in fulfilling its responsibilities by its advisor, Towers Perrin. Towers Perrin is engaged by, and reports directly to, the Compensation and Benefits Committee. Towers Perrin reviews all materials prepared for the Compensation and Benefits Committee by management, prepares additional materials as may be requested by the Compensation and Benefits Committee, and attends all Compensation and Benefits Committee meetings. In its advisory role, Towers Perrin assists the Compensation and Benefits Committee in the design and implementation of BD’s compensation program. This includes assisting the Compensation and Benefits Committee in selecting the specific compensation elements to include in the program and the targeted payments for each element, and the establishment of performance targets.

Towers Perrin also conducts an annual review of the compensation practices of select peer companies. Based on this review, Towers Perrin advises the Compensation and Benefits Committee with respect to the reasonableness and competitiveness of BD’s compensation program in comparison to industry practices, and identifies any trends in executive compensation.

During fiscal year 2007, Towers Perrin was not engaged to perform any services for BD’s management. The Compensation and Benefits Committee has adopted a policy prohibiting Towers Perrin from providing any services to management without the Compensation and Benefits Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases.

At the end of each fiscal year, the Board conducts a review of the Chief Executive Officer’s performance. As part of this process, the Chief Executive Officer provides a self-assessment report. At the following Board meeting, the Board sets the compensation of the Chief Executive Officer, after considering its assessment of the Chief Executive Officer’s performance, market comparison data and the recommendations of the Compensation and Benefits Committee. This determination is made in executive session, in consultation with Towers Perrin. Neither the Chief Executive Officer nor any other members of management are present during this session.

The Compensation and Benefits Committee is responsible for determining the compensation of BD’s other executive officers. The Chief Executive Officer, in consultation with the Senior Vice President – Human Resources, reviews the performance of the other named executive officers with the Compensation and Benefits Committee and presents compensation recommendations for its consideration. The Compensation and Benefits Committee determines the compensation for these executives, in consultation with Towers Perrin, after considering the Chief Executive Officer’s recommendations, market comparison data regarding compensation levels among peer companies and the views of Towers Perrin.

The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Corporate Governance and Nominating Committee, which is discussed below.

CORPORATE AFFAIRS COMMITTEE

Function

•

Oversees BD’s policies, practices and procedures impacting BD’s image and reputation and its standing as a responsible corporate citizen, including, without limitation, issues relating to communications with BD’s key stakeholders; employment practices; community relations; environmental, health and safety matters; customer relations; business practices and ethics; and government relations.

Members	Alfred Sommer – Chair Claire M. Fraser-Liggett Adel A.F. Mahmoud Cathy E. Minehan James E. Perrella Bertram L. Scott

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Function

•	Identifies and recommends candidates for election as directors to the Board.

•	Reviews the composition, organization, structure and function of the Board and its Committees, as well as the performance and compensation of non-management directors.

•	Monitors BD’s corporate governance and Board practices.

•	Functions as a qualified legal compliance committee when necessary.

Members	James E. Perrella – Chair Edward F. DeGraan Gary A. Mecklenburg Bertram L. Scott Alfred Sommer

The Board has determined that each member of the Corporate Governance and Nominating Committee meets the independence requirements of the NYSE. The Corporate Governance and Nominating Committee reviews the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation, and may not delegate these responsibilities to another Committee, individual director or member of management. The Corporate Governance and Nominating Committee reviews the composition, effectiveness and competitiveness of BD’s director compensation structure, and has retained Towers Perrin as an independent advisor. Towers Perrin’s responsibilities include providing assistance in developing an appropriate director compensation peer group; generating market comparison data on the elements and levels of director compensation at peer companies; tracking trends in director compensation practices; and advising the Corporate Governance and Nominating Committee regarding the components and levels of director compensation of directors. Executive officers do not play any role in either determining or recommending director compensation.

FINANCE COMMITTEE

Function

•	Reviews the financial affairs of BD, including BD’s financial structure; dividend policy; share repurchase programs; financial and business continuity risk management; and capital expenditure budgets.

•	Reviews acquisitions and divestitures over a certain dollar threshold.

Members	Willard J. Overlock, Jr. – Chair Basil L. Anderson Henry P. Becton, Jr. Claire M. Fraser-Liggett Adel A.F. Mahmoud

Board, Committee and Annual Meeting Attendance

The Board and its Committees held the following number of meetings during fiscal year 2007:

Board	6
Audit Committee	13	*
Compensation and Benefits Committee	10
Corporate Affairs Committee	5
Corporate Governance and Nominating Committee	6
Finance Committee	6

The Executive Committee did not meet during fiscal year 2007.

*	Includes quarterly conference calls with management and BD’s independent auditors to review BD’s earnings releases, periodic SEC reports and proxy statement prior to their filing.

Each director attended 75% or more of the total number of the meetings of the Board and of the Committees on which he or she served during fiscal year 2007. BD’s non-management directors met in executive session three times during fiscal year 2007.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All of the directors then in office attended BD’s 2007 Annual Meeting of Shareholders on January 30, 2007, except Edward F. DeGraan, who had a previous commitment.

Non-Management Directors’ Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, Committee chair fees, and equity-based compensation. Of the base compensation paid to the non-management directors (not including Committee chair fees), two-thirds is equity-based compensation that directors will be required to retain until they complete their service on the Board. See “Corporate Governance – Significant Governance Practices – Equity Ownership by Directors” on page 18. This retention feature serves to better align the interests of the directors and BD shareholders and ensure compliance with the director share ownership guidelines discussed below.

All non-management directors have the same compensation arrangements. Mr. Ludwig does not receive compensation related to his service as a director.

Cash Retainer/Fees

Each non-management director receives an annual retainer of $60,000 for services as a director. In addition, an annual fee of $6,500 is paid to each Committee chair, except that the fee for the Audit Committee chair is $10,000 in recognition of the Audit Committee’s significant responsibilities. Directors do not receive meeting fees, nor are any additional fees paid to the Lead Director.

Additional fees of $1,500 (the “Additional Fees”) are paid to directors for each half-day spent on Board-related activities outside of regularly scheduled Board meetings, in meetings of each Board Committee in excess of an aggregate of five hours per year, or for time spent by a director becoming familiar with BD’s businesses or meeting with representatives or officers of BD.

Equity Compensation

Each non-management director elected at, or continuing as a director after, the 2007 Annual Meeting of Shareholders was granted restricted stock units valued at $120,000, based on the market value of BD common stock on the date of the grant. The shares of BD common stock underlying the restricted stock units are not issuable until a director’s separation from the Board.

Other Arrangements

BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may periodically travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. In the event directors utilize other private aircraft, they are reimbursed for the incremental cost thereof. Directors are also reimbursed for attending director education courses. BD occasionally invites spouses of directors to Board-related events, for which they are reimbursed their travel expenses.

Directors are eligible, on the same basis as BD employees, to participate in BD’s Matching Gift Program, pursuant to which BD matches contributions (currently up to an aggregate of $10,000 annually) that are made by a director or employee to qualifying nonprofit organizations. Effective January 1, 2008, the aggregate annual matching gift amount per participant will be reduced to $5,000.

Fiscal Year 2007 Non-Management Director Compensation

The following table sets forth the compensation received by the non-management directors during fiscal year 2007. (No data is presented for Ms. Minehan, who was elected to the Board effective November 19, 2007.)

Director Compensation

Name	Fees earned or paid in cash	Stock Awards (2)	All Other Compensation		Total
Basil L. Anderson	$73,500	$120,000	0		$193,500
Henry P. Becton, Jr	75,500	120,000	$10,000	(3)	205,500
Edward F. DeGraan	76,500	120,000	0		196,500
Claire M. Fraser-Liggett	63,000	120,000	0		183,000
Marshall O. Larsen (1)	1,141	0	0		1,141
Adel A.F. Mahmoud	63,000	120,000	0		183,000
Gary A. Mecklenburg	69,000	120,000	5,000	(3)	194,000
James F. Orr	83,500	120,000	0		203,500
Willard J. Overlock, Jr	72,500	120,000	0		192,500
James E. Perrella	69,500	120,000	10,000	(3)	199,500
Bertram L. Scott	69,000	120,000	0		189,000
Alfred Sommer	75,500	120,000	7,000	(3)	202,500

(1)	Mr. Larsen was elected to the Board effective September 24, 2007.

(2)

Represents the grant date value of the award used by BD for financial statement reporting purposes under SFAS No. 123(R). Listed below are the aggregate numbers of outstanding stock awards and option awards held by each non-management director at the end of fiscal year 2007:

Name	Stock Awards Outstanding at September 30, 2007	Option Awards Outstanding at September 30, 2007
Basil L. Anderson	4,732	2,160
Henry P. Becton, Jr	5,992	14,539
Edward F. DeGraan	5,992	4,436
Claire M. Fraser-Liggett	1,576	0
Marshall O. Larsen	0	0
Adel A.F. Mahmoud	1,576	0
Gary A. Mecklenburg	4,732	2,160
James F. Orr	5,992	11,605
Willard J. Overlock, Jr	5,992	14,539
James E. Perrella	5,992	14,539
Bertram L. Scott	5,992	7,217
Alfred Sommer	5,992	8,824

Stock options have not been issued to non-management directors since the 2005 Annual Meeting of Shareholders.

(3)	Represents matching gifts made to charitable organizations under BD’s Matching Gift Program.

Changes to Non-Management Director Compensation

During fiscal year 2007, the Board undertook a review of the compensation of its non-management directors. This review included an analysis of the director compensation practices of certain peer companies, including the forms of equity-based compensation used, the mix of cash and equity-based compensation and total compensation.

The peer group included the following companies: Agilent Technologies, Inc.; Alcon, Inc.; Allergan, Inc.; C.R. Bard, Inc.; Baxter International Inc.; Beckman Coulter, Inc.; Boston Scientific Corporation; Hospira, Inc.; Medtronic, Inc.; PerkinElmer, Inc.; St. Jude Medical, Inc.; Stryker Corporation; Thermo Fisher Scientific Inc.; and Zimmer Holdings, Inc.

As a result of its review, the Board approved the following revised compensation structure for its non-management directors, effective at the conclusion of the 2008 Annual Meeting:

•	The annual cash retainer will be increased from $60,000 to $70,000;

•	The value of the annual grant of restricted stock units will be increased from $120,000 to $135,000 as of the date of grant, beginning with the grant made in connection with the 2008 Annual Meeting;

•	The Additional Fees will be discontinued; and

•	Committee chair fees will not be increased.

Based on its findings, the Board believes these changes will place the compensation for BD’s non-management directors within a competitive range when compared to the peer group mentioned above. With these changes, approximately two-thirds of the compensation paid to the non-management directors (not including Committee chair fees) will continue to be equity-based compensation that directors will be required to retain until they complete their service on the Board.

Directors’ Deferral Plan

Directors may defer receipt of, in an unfunded cash account or a BD common stock account, all or part of their annual cash retainer and other cash fees pursuant to the provisions of the 1996 Directors’ Deferral Plan. Directors may also defer receipt of shares issuable to them under their restricted stock units upon leaving the Board. A general description of the 1996 Directors’ Deferral Plan appears on page 6.

Communication with Directors

Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including with respect to accounting, internal accounting controls or audit matters) may do so by contacting the Lead Director either:

•	by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;

•

by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (available seven days a week, 24 hours a day; callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or

•	by email to ethics_office@bd.com.

All communications will be kept confidential and promptly forwarded to the Lead Director, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Director of Corporate Security, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

CORPORATE GOVERNANCE

Corporate Governance Principles

BD’s commitment to good corporate governance is embodied in its Corporate Governance Principles (the “Principles”). The Principles, originally adopted in 2001, set forth the Board’s views and practices regarding a number of governance topics, and reflect BD’s commitment to good corporate governance practices. Moreover, the Principles are not static; the Corporate Governance and Nominating Committee regularly assesses BD’s corporate governance practices in light of emerging practices.

The Principles cover a wide array of subject areas. These include voting for directors; the designation of a Lead Director to represent non-management directors; relationships between directors and BD; annual evaluations of the Chief Executive Officer, the Board, its Committees, and (when they stand for re-election) individual directors; conflicts of interest; and charitable contributions to entities affiliated with BD’s executive officers and directors, each of which is discussed below.

The Principles are attached as Appendix B to this proxy statement and are also available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Principles may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800.

Significant Governance Practices

Described below are some of the significant corporate governance practices that have been instituted by the BD Board.

Equity Grant Dating

The backdating of stock option grants at various public companies continues to generate considerable attention. During fiscal year 2006, BD reviewed its established equity-granting practices and confirmed that no backdating had occurred, and that its practices regarding the issuance of equity grants effectively guard against the backdating of awards. In September 2006, the Compensation and Benefits Committee adopted a comprehensive policy that incorporated BD’s existing practices and added a provision intended to ensure that the timing of public announcements does not affect the valuation of an equity grant (known as “springloading”). BD’s equity grant dating policy is available on BD’s website at www.bd.com/investors/corporate_governance/.

Voting for Directors

The Board has adopted a Principle that provides that any nominee in an uncontested election who receives more votes “withheld” from his or her election than votes “for” his or her election must offer to submit his or her resignation following the shareholder vote. The Corporate Governance and Nominating Committee will consider and recommend to the Board whether to accept the resignation offer. The other independent directors will decide the action to take with respect to the offer of resignation within 90 days following the shareholder vote. The Board’s decision will be disclosed in a report on a Form 8-K filed by BD with the SEC within four business days of the decision. Any director who offers to submit his or her resignation pursuant to this provision will not participate in the deliberations of either the Corporate Governance and Nominating Committee or the Board. The complete terms of this policy are included in the Principles.

Annual Report of Charitable Contributions

In furtherance of BD’s commitment to good governance and disclosure practices, BD’s charitable contributions or pledges in an aggregate amount of $50,000 or more (not including contributions under BD’s Matching Gift Program) to entities affiliated with BD’s directors, executive officers, and their families must be approved by the Corporate Governance and Nominating Committee. BD posts on its website, at www.bd.com/investors/corporate_governance/, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all such contributions and pledges made by BD during the preceding fiscal year in an amount of $10,000 or more. The Contributions Report, which BD has voluntarily issued since 2002, includes a discussion of BD’s contributions philosophy and the alignment of BD’s philanthropic activities with its philosophy, together with additional information about each donation or pledge.

Enterprise Compliance

Under the oversight of the Corporate Affairs Committee, BD has established an enterprise function aimed at ensuring that BD is effective at preventing and detecting violations of the many laws, regulations and policies affecting its business (“Enterprise Compliance”), and that BD continuously encourages lawful and ethical conduct. Launched in fiscal year 2005, Enterprise Compliance supplements the various compliance and ethics functions that were already in place at BD, and seeks to ensure better coordination and effectiveness through program design, prevention, and promotion of an organizational culture of compliance. A Compliance Committee comprised of members of senior management oversees the activities of the Chief Compliance Officer. Another key element of this program is training. Courses offered include a global computer-based compliance training program focused on the BD Business Conduct and Compliance Guide, as well as courses covering antitrust, respect and responsibility, export compliance, and anti-bribery.

Enterprise Risk Management

Under the oversight of the Audit Committee, Enterprise Risk Management (“ERM”) is a company-wide initiative that involves the Board, management and BD associates in an integrated effort to identify, assess and manage risks that may affect BD’s ability to execute on its corporate strategy and fulfill its business objectives. BD’s ERM activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to mitigate their effects.

Equity Ownership by Directors

The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, the compensation structure for non-management directors was changed during fiscal year 2006 to eliminate stock options and issue in their place restricted stock units that would not be distributable until a director completes his or her service on the Board. The accumulation of these equity interests will help to better align the interests of the non-management directors with shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of common stock valued at 50% of the amount obtained by multiplying the annual cash retainer by the number of years the director has served. Each non-management director who has served for at least one full year currently owns shares in an amount sufficient to comply with these guidelines.

Lead Director

The Principles provide for a Lead Director whenever the Chairman is not an independent director. The Lead Director presides over executive sessions of the non-management directors, helps set Board agendas, and serves as a liaison between the non-management directors and the Chief Executive Officer. The Lead Director also serves as a contact person to facilitate communications between BD’s employees, shareholders and other constituents and the non-management directors. The Corporate Governance and Nominating Committee annually reviews the designation of the Lead Director. BD’s Lead Director currently is Henry P. Becton, Jr.

Director Independence/Certain Relationships and Related Transactions

Under the NYSE rules and the Principles, a director is deemed not to be independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Corporate Governance and Nominating Committee annually reviews the independence of all directors and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in Principle No. 7. The Independence Guidelines set forth certain types of relationships between BD and directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has deemed to be either material or immaterial for purposes of assessing a director’s independence. In the event a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board determine whether such relationship is material.

The Board has determined that the following directors are independent under the Independence Guidelines: Basil L. Anderson, Henry P. Becton, Jr., Edward F. DeGraan, Dr. Claire M. Fraser-Liggett, Marshall O. Larsen, Dr. Adel A.F. Mahmoud, Gary A. Mecklenburg, Cathy E. Minehan, James F. Orr, Willard J. Overlock, Jr., James E. Perrella, Bertram L. Scott and Dr. Alfred Sommer. Edward J. Ludwig is an employee of BD and, therefore, is not independent under the NYSE rules and the Principles.

In determining that each of the non-management directors is independent, the Board considered that, at various times over the prior three years, BD in the ordinary course of business entered into transactions or had other dealings with organizations with which certain directors or their immediate family members are, or were, affiliated (referred to as a “director-affiliated organization”). Such affiliations included service by the director or an immediate family member as an officer, employee, adjunct faculty member or governing or advisory board member of such organizations. Such transactions included the sale or purchase of products and/or services, licensing of intellectual property rights, the making of charitable contributions, and other activities.

In conducting its review, the Board determined that, in each instance, the amount paid to, or received from, the director-affiliated organization was significantly below the levels that would impair a director’s independence under the Independence Guidelines. In addition, in most instances, the director played no active role in the director-affiliated organization’s relationship with BD, and, in some instances, the relationship involved a unit of such organization other than the one with which the director has been involved. Accordingly, the Board determined that none of these relationships was material or conflicted with BD’s interests, or impaired the relevant director’s independence or judgment. The types of transactions considered by the Board in this respect consisted of payments related to the purchase of products and/or services, the licensing of intellectual property rights or other activities (in the cases of Messrs. Anderson, DeGraan, Larsen, Mecklenburg, Overlock, Perrella and Scott, Drs. Fraser-Liggett, Mahmoud and Sommer, and Ms. Minehan) and charitable contributions (in the cases of Messrs. Overlock and Scott, and Drs. Mahmoud and Sommer).

This independence review is one of several established policies and procedures through which the Board (through the Corporate Governance and Nominating Committee) may review transactions and relationships between BD and its directors, and executive officers or their family members, and organizations with which they are affiliated. In November 2006, the Board supplemented these policies and procedures with a new written policy (the “Policy”) covering transactions involving more than $120,000 per year where a director, executive officer or shareholder owning more than 5% of BD’s stock (excluding certain passive investors) or their immediate family members, has, or will have, a material interest, regardless of whether the transaction impacts a director’s independence. The Policy excludes specified transactions including charitable contributions, transactions available to employees generally, certain ordinary course employment relationships, and indemnification and advancement of certain expenses. The Corporate Governance and Nominating Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Corporate Governance and Nominating Committee will approve or ratify only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its stockholders, and do not impact the director’s independence. None of the transactions reviewed in connection with the independence of the non-management directors that occurred during fiscal year 2007 were subject to approval or ratification under the Policy because the $120,000 threshold was not exceeded and/or the interest of the director was not material.

In connection with Cathy E. Minehan’s election to the Board, in November 2007, the Committee considered under the Policy the fact that her husband holds a senior management position as a managing director at Goldman, Sachs & Co. (“Goldman Sachs”), which has provided investment banking and certain financial services to BD (a senior management position may be deemed to give rise to a material interest in contrast to, for example, service as a member of the board of directors of a director-affiliated organization, which, under applicable rules and the Policy, is presumed not to give rise to a material interest). BD paid Goldman Sachs approximately $6.6 million for such services during fiscal year 2007, which represented less than 1/100th of one percent of the consolidated operating revenues of Goldman Sachs’ parent entity, The Goldman Sachs Group, Inc., during its most recent fiscal year. BD’s relationship with Goldman Sachs predated Ms. Minehan’s election to the Board, and her husband has played no role in the dealings of Goldman Sachs with BD. The Corporate Governance and Nominating Committee concluded that the financial services to be provided by Goldman Sachs in fiscal year 2008 are on commercially reasonable terms and would not impair Ms. Minehan’s independence or judgment. Accordingly, the Corporate Governance and Nominating Committee approved BD’s engagement of Goldman Sachs to provide such services during fiscal year 2008.

During fiscal year 2007, BD also engaged several shareholders holding 5% or more of BD common stock (or their affiliated operating units) for various financial services. Fees paid were as follows: Barclays Global Investors, NA $1,040,000 (banking services and investment management of various pension plan and Savings Incentive Plan funds); State Street Corporation $645,000 (banking services and investment management of various Savings Incentive Plan funds); and FMR Corporation $65,000 (management of certain Deferred Compensation Plan funds). These transactions are not required to be approved under the Policy since these entities are considered passive investors in BD.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Benefits Committee has served as a BD officer or employee at any time. No BD executive officer serves as a member of the compensation committee of any other company that has an executive officer serving as a member of BD’s Board. No BD executive officer serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation and Benefits Committee.

Board Evaluation

Each year the Board evaluates its performance and effectiveness. As part of this process, each director completes a Board Evaluation Form to provide feedback on specific aspects of the Board’s role, organization and meetings. The collective ratings and comments are then presented by the Chair of the Corporate Governance and Nominating Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops recommendations to enhance the Board’s effectiveness over the next year. The Board’s evaluation covers many areas (a complete list of which is available on BD’s website at www.bd.com/investors/corporate_governance/). Additionally, each Board Committee conducts an annual self-evaluation of its performance through a similar process.

Director Nomination Process

The Corporate Governance and Nominating Committee reviews the skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for approval. The assessment of the overall composition of the Board encompasses consideration of diversity, age, skills, international background, and significant experience and prominence in areas of importance to BD.

It is the Corporate Governance and Nominating Committee’s policy to consider referrals of prospective nominees for the Board from other Board members and management, as well as shareholders and other external sources such as retained executive search firms. The Corporate Governance and Nominating Committee utilizes the same criteria for evaluating candidates irrespective of their source.

To recommend a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

The Corporate Governance and Nominating Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic and be committed to the interests of all shareholders as opposed to those of any particular constituency.

When considering director candidates, the Corporate Governance and Nominating Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. From time-to-time, the Corporate Governance and Nominating Committee has retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

The Corporate Governance and Nominating Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of the individual director evaluation process, the Corporate Governance and Nominating Committee reports its conclusions and recommendations for nominations to the Board.

BD’s director nomination process resulted in the election of two new directors in calender year 2007. The Board elected Marshall O. Larsen, Chairman, President and Chief Executive Officer of Goodrich Corporation,

effective September 24, 2007, and Cathy E. Minehan, retired President and Chief Executive Officer of the Federal Reserve Bank of Boston, effective November 19, 2007.

Business Conduct and Compliance Guide

BD maintains a Business Conduct and Compliance Guide (the “Guide”) that was adopted by the Board in 1995. The Guide is a code of conduct and ethics applicable to all directors, officers and employees of BD, including its Chief Executive Officer and its Chief Financial Officer, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Guide also sets forth procedures for communicating and handling any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters.

Since 1995, BD has also maintained an Ethics Help Line number (the “Help Line”) for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide, 7 days a week, 24 hours a day. Translation services are also available to associates. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential. All Help Line inquiries are forwarded to BD’s Chief Ethics Officer for investigation. Any matters reported to the Chief Ethics Officer, whether through the Help Line or otherwise, involving accounting, internal control or audit matters, or any fraud involving management or persons who have a significant role in BD’s internal controls, are reported directly to the Audit Committee.

The Chief Ethics Officer leads the BD Ethics Office, a unit within BD that administers BD’s ethics program. In addition to the Help Line, the ethics program provides for broad communication of BD’s Core Values, associate education regarding the Guide and its requirements, and ethics training sessions. BD’s Core Values are:

—	We do what is right

—	We always seek to improve

—	We accept personal responsibility

—	We treat each other with respect

BD regularly reviews the Guide, and proposed additions or amendments are submitted to the Board for its consideration. Any waivers from any provisions of the Guide for executive officers and directors would be promptly disclosed to shareholders. In addition, any amendments to the Guide, as well as any waivers from certain provisions of the Guide relating to BD’s Chief Executive Officer, Chief Financial Officer or principal accounting officer would be posted at the website address set forth below.

The Guide is posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Guide may be obtained, without charge, by contacting the Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of our executive compensation program and the compensation decisions made for fiscal year 2007 with respect to Edward J. Ludwig, our Chief Executive Officer (referred to as our “CEO”), and the other executive officers named in the Summary Compensation Table on page 33. We refer to these executive officers as the “named executive officers.”

The following discussion includes statements regarding performance targets in the limited context of our executive compensation program. These targets should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Objectives of our executive compensation program

An understanding of our executive compensation program begins with an understanding of the objectives the program is intended to serve. These include:

•

Offering competitive compensation. We seek to offer a compensation package that is attractive and competitive with the compensation practices of the peer companies with which we compete for talent (these companies are discussed on page 23).

•

Rewarding performance. Our compensation program is intended to closely align executive compensation with performance by tying a significant portion of compensation to the achievement of financial and other goals of BD and the executive’s contributions to the accomplishment of those goals.

•

Aligning the interests of our executives with those of our shareholders. A significant portion of the total compensation paid to our named executive officers is in the form of equity-based compensation. This serves to further align the interests of our executives with those of our shareholders.

How executive compensation is determined

The role of the Compensation and Benefits Committee and its consultant, and of management

The Compensation and Benefits Committee of the Board (referred to as the “Compensation Committee”) oversees the compensation program for the named executive officers and for the other members of senior management who report to the CEO. The Compensation Committee is assisted in fulfilling its responsibilities by its advisor, Towers Perrin. Towers Perrin is engaged by, and reports directly to, the Compensation Committee. Additional information on the roles of the Compensation Committee, Towers Perrin and management in the process for determining executive compensation is on page 12.

How the elements of our compensation program were selected

The Compensation Committee is responsible for determining the elements of our compensation program. In doing so, the Compensation Committee seeks to structure our program in a way that furthers our program objectives of providing a competitive compensation package, promoting our pay-for-performance philosophy and aligning the interests of our executives and shareholders. In structuring the program, the Compensation Committee considered market comparison information provided by Towers Perrin regarding executive compensation practices generally and at selected peer companies.

The key compensation elements selected by the Compensation Committee include:

•	annual salary;

•	an annual cash incentive under our Performance Incentive Plan (referred to as the “PIP”), which is contingent on the achievement of performance goals related to the current fiscal year; and

•	long-term equity-based compensation, which includes

o	stock appreciation rights, or “SARs,” which vest ratably over four years and the value of which is tied to movements in our stock price;

o	restricted stock units, or “Career Shares,” which generally must be held until retirement for the executive to realize any value; and

o

performance-based restricted stock units, or “Performance Units,” which vest after three years and the value of which is tied to BD’s achievement of performance objectives over a three-year performance period.

The Compensation Committee believes that this combination of salary, cash incentive and equity-based compensation is appropriate to provide a competitive compensation package to our executives based on prevailing market practices. At the same time, by including the PIP and awards of Performance Units and SARs in the program, the Compensation Committee has tied a significant portion of target compensation to performance, which the Compensation Committee believes supports our pay-for-performance philosophy and the achievement of our strategic goals. While no specific formula is used to determine the allocation between performance-based and fixed compensation, this emphasis on pay-for-performance resulted in performance-based compensation representing the largest portion of the total target compensation (meaning salary, PIP and equity-based compensation) of the named executive officers in fiscal year 2007. Specifically, for fiscal year 2007 and based on the SFAS No. 123(R) grant date fair values of their equity-based compensation awards, performance-based compensation amounted to approximately 69% of total target compensation for the CEO and approximately 60% to 62% of total target compensation for the other named executive officers.

In addition, the inclusion of equity-based compensation in our program serves to align the interests of the named executive officers with those of our shareholders and promote executive retention.

The Compensation Committee also reviews other elements of executive compensation, including retirement benefits, perquisites and change of control arrangements, on a regular basis. Each of these is discussed below.

The use of market comparison data

The Comparison Group. The Compensation Committee compares BD’s executive compensation program to that of a group of select peer companies. This review is done with respect to both the structure of our executive compensation program and target compensation.

The peer group used by the Compensation Committee consists of 17 companies that we believe we compete with for executive talent. This group is referred to as the “Comparison Group.” The companies included in the Comparison Group were selected by the Compensation Committee based on the recommendation of Towers Perrin. Information on the pay practices of the Comparison Group is provided by Towers Perrin to the extent such information is available.

The following companies made up the Comparison Group (data regarding Abbott Laboratories, Johnson & Johnson and Roche Diagnostics were used only with respect to business unit positions):

Abbott Laboratories	Johnson & Johnson
Agilent Technologies, Inc.	Medtronic, Inc.
Alcon, Inc.	PerkinElmer, Inc.
Allergan, Inc.	Roche Diagnostics Corporation
C.R. Bard, Inc.	St. Jude Medical, Inc.
Baxter International Inc.	Stryker Corporation
Beckman Coulter, Inc.	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Zimmer Holdings, Inc.
Hospira, Inc.

Compensation Structure and Targets. Towers Perrin conducts an annual comparison of our executive compensation structure and practices to those of the Comparison Group. This review covers several aspects of our program, including compensation elements, pay targets and performance measures. Based on its review in 2007, Towers Perrin concluded that the structure of BD’s compensation program is consistent with industry practices and the program objectives described above, and did not recommend any changes to our current program.

Market comparison data is also used in setting compensation target levels for each of the key elements of our program (salary, cash incentive and equity-based compensation) and for the combined total of these elements. For each of the key elements, the Compensation Committee seeks to determine the prevailing competitive range of target compensation based on publicly-available information and the advice of Towers Perrin, with the mid-point of the range being the 50th percentile of the Comparison Group. The Committee then seeks to set each element of compensation within this competitive range, assuming payout of performance-based awards at target. An executive’s actual compensation may be more or less than the target amount set by the Compensation Committee based on BD’s performance, changes in our stock price and other factors.

Setting compensation targets based on market comparison data is intended to ensure that our compensation practices are competitive in terms of attracting and retaining executive talent. Because each compensation element is targeted to be within a competitive range based on available data, compensation decisions made with respect to one element of compensation do not affect decisions made with respect to other compensation elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity-based compensation. In addition, because a named executive officer’s compensation target is set by reference to persons with similar duties at the Comparison Group companies, the Compensation Committee does not establish any fixed relationship between the compensation of the CEO and that of any other named executive officer.

The use of “tally sheets”

In fiscal year 2007, the Compensation Committee reviewed a summary report or “tally sheet” prepared by Towers Perrin for each named executive officer. The purpose of a tally sheet is to show the total dollar value of the executive’s annual compensation. This includes an executive’s salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. The tally sheet also shows holdings of BD common stock and accumulated unrealized gains under prior equity-based compensation awards. In addition, the tally sheet shows amounts payable to the named executive officer upon termination of the executive’s employment under various circumstances, including retirement or a change of control. The Compensation Committee uses tally sheets to estimate the total annual compensation of the named executive officers, and provide perspective on the named executive officers’ wealth accumulation from our compensation programs and payouts to the named executive officers under a range of termination scenarios.

While considered by the Compensation Committee, pension accruals and compensation previously paid to the named executive officers, including amounts realized or realizable under prior equity-based compensation awards, did not affect the Compensation Committee’s compensation decisions for fiscal year 2007. This reflects the Compensation Committee’s views that an executive’s compensation levels should reflect the executive’s performance and the market value of his services. The Compensation Committee further believes that reducing an executive’s compensation based on the value of past compensation would weaken the competitiveness of our compensation program and make it more difficult to attract and retain executive talent.

The role of individual goals

Individual goals are set each year for the named executive officers. These include financial, organizational and operational objectives that are tied to our business plan and overall strategy. In addition to the achievement of corporate goals, the Compensation Committee considers an executive’s performance against his individual goals for the year when making compensation decisions. This enables the Compensation Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The key elements of our executive compensation program

As was stated earlier, the key elements of our compensation program are salary, an annual cash incentive under our PIP, and long-term equity-based compensation awards.

Base salary

Salaries are based on the executive’s performance, scope of responsibilities and experience, competitive pay practices and tenure. Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon BD’s performance, although performance does influence salary adjustments.

In November 2006, the Compensation Committee approved salary increases for Gary M. Cohen and John R. Considine of 3.7% and 3.8%, respectively. These increases were made to maintain market competitiveness based on available market comparison data, and were at rates consistent with salary rate increases at BD generally. In addition, the annual salaries of Vincent A. Forlenza and William A. Kozy were increased approximately 8% and 9%, respectively. These increases were intended to more closely align the salaries of Messrs. Forlenza and Kozy with that of Mr. Cohen in connection with an internal restructuring, and also to reflect market conditions. As part of this restructuring, the roles of Messrs. Cohen, Forlenza and Kozy changed from that of segment presidents, each with responsibility only for a particular segment, to Executive Vice Presidents having corporate-wide responsibilities for our operating businesses. All of the foregoing salary increases became effective January 1, 2007.

At Mr. Ludwig’s request, instead of a salary increase for calendar year 2007, the Board approved an increase in his PIP award target for fiscal 2007 from 110% to 115% of base salary. This served to increase the amount of Mr. Ludwig’s fiscal year 2007 compensation that was tied to performance.

Performance-based annual cash incentive awards

The PIP provides the named executive officers an opportunity to receive an annual cash payment in addition to their salaries. PIP payments are intended to reward the named executive officers for their individual performance and the performance of BD overall. The Compensation Committee believes that providing annual cash incentive opportunities is an important part of maintaining a competitive executive compensation program.

Target awards. The target annual incentive payments for the named executive officers are set each fiscal year, based on job responsibilities. These targets are expressed as a percentage of base salary. For fiscal year 2007, award targets for the named executive officers were as follows:

Name	Target Incentive as % of Salary
Edward J. Ludwig	115%
John R. Considine	75%
Vincent A. Forlenza	70%
William A. Kozy	70%
Gary M. Cohen	70%

Incentive award payments may range from zero to 200% of the named executive officer’s target (200% being the maximum individual award permitted under the PIP), based on BD’s and the individual’s performance. The Grants of Plan-Based Awards table on page 35 shows the range of possible payments under the PIP for fiscal year 2007.

The Compensation Committee establishes a baseline performance formula, which, if achieved, establishes a maximum PIP award allocation for each of the named executive officers for the fiscal year. The Compensation Committee has the discretion (and has historically exercised this discretion) to reduce the amount of the award based on such factors as the Compensation Committee deems appropriate. Among the factors the Compensation Committee considers is the funding level established for PIP payments and the named executive officer’s performance during the year.

Funding levels for fiscal year 2007. Payments of annual incentive awards to all employees, including the named executive officers, are made from a pool that is funded based on a formula tied to a performance target. While management typically recommends performance targets for PIP funding, the targets are ultimately set by the Compensation Committee, in consultation with Towers Perrin.

Under the funding formula set for fiscal year 2007, if BD’s performance was below 80% of the performance target, no PIP awards would be made. Performance at this 80% threshold level would result in funding at 50% of target awards. Performance above the threshold level would result in incremental increased funding, up to a maximum funding level of 150% of target awards in the case of performance meeting or exceeding 110% percent of the performance target.

The following chart shows the PIP funding for fiscal year 2007 at various levels of performance:

Performance Level	Funding Level
Below 80% of target	No funding
At 80% of target	50% funding
Every 1% increase between 80% and 100% of target	An additional 2.5% of funding
At 100% of target	100% funding
Every 1% increase above 100% of target	An additional 5% of funding (to a maximum of 150%)

Since the Compensation Committee retains the discretion to set award amounts, actual PIP awards, as a percentage of a named executive officer’s award target, may be more or less than the funding percentage.

Performance goal for fiscal year 2007 funding. To establish the funding level for PIP awards for fiscal year 2007, the Compensation Committee set a PIP target of diluted earnings per share of $3.73. This target equaled the median of the diluted earnings per share range we initially provided to analysts as earnings guidance for fiscal year 2007. Our reported diluted earnings per share for the 2007 fiscal year were $3.36. In applying the funding formula, the Compensation Committee has the discretion to make adjustments to BD’s operating results to account for significant events that occurred during the year, such as acquisitions and divestitures and unusual items. In reviewing BD’s actual performance against the target, the Compensation Committee used this discretion to make adjustments to eliminate non-cash charges resulting from our acquisition of Plasso Technology, Ltd. and TriPath Imaging, Inc. that reduced reported earnings per share for the year by $0.48. The Board of Directors had approved these acquisitions on the basis that they furthered our long-term strategy, and the Compensation Committee did not believe it was appropriate for PIP payments to be reduced by the effect of these acquisition-related charges on our operating results.

As a result of these adjustments, the adjusted diluted earnings per share used by the Compensation Committee to determine the funding for PIP awards for the named executive officers were $3.84. This represented 103% of the earnings per share target. This, in turn, resulted in PIP funding of 115% of target awards.

Individual goals of the named executive officers. When setting PIP awards, the Compensation Committee considers each named executive officer’s performance in light of the individual goals established at the beginning of the fiscal year. These individual goals are in addition to the earnings per share target used to establish the available funding for PIP awards. The CEO’s individual goals are tied to BD’s performance as a whole. In contrast, the individual goals set for the other named executive officers relate to the performance of the specific business units or functions over which they had oversight responsibility. For fiscal year 2007, these goals included financial targets, including targets relating to revenue, operating income and certain performance metrics, such as gross profit margin. In addition, these goals included progress towards new product development, integration of recent acquisitions and improving organizational capabilities by filling certain key roles within BD.

The specific financial and product development targets set for the named executive officers for the fiscal year are not disclosed because we believe disclosure of this information would cause BD competitive harm. These targets are based on our business plan for the fiscal year, and are intended to be challenging but achievable. Because these targets are tied to our business plan, it is expected that they will be achieved when they are set at the beginning of the fiscal year.

No specific weighting is given to the PIP funding or individual performance by the Compensation Committee when considering PIP awards.

PIP awards to the named executive officers for fiscal year 2007. The Compensation Committee awarded the PIP payments set forth below to the named executive officers for fiscal year 2007. These awards are also set forth in the Summary Compensation Table on page 33 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award	Actual Incentive Award	Actual Award as % of Target
Edward J. Ludwig	$1,184,500	$1,400,000	118%
John R. Considine	482,963	670,000	139%
Vincent A. Forlenza	357,119	585,000	164%
William A. Kozy	356,413	425,000	119%
Gary M. Cohen	369,748	425,000	115%

The PIP awards made to Messrs. Ludwig, Cohen and Kozy were in line with the PIP funding of 115% of target. The awards to these executives were intended to reflect their achievement of the individual goals established for them and their contributions to BD performance for the year. The PIP award made to Mr. Forlenza, in addition to reflecting his contributions to BD’s results, was intended to recognize his efforts in integrating the TriPath and GeneOhm businesses into BD and his leadership in establishing a product development system that would be used globally within BD. The PIP award made to Mr. Considine was intended to reward him for his efforts in helping BD exceed its performance targets for the year despite certain financial challenges (including increases in raw material costs), his role in leading BD’s enterprise risk management review, and his achievements in the area of succession planning, including the filling of certain key management roles within the functions he oversees.

Equity-based long-term incentive awards

An integral part of our compensation program is long-term equity-based compensation. The long-term incentive awards made to the named executive officers consist of SARs, Performance Units and Career Shares. A description of each type of award begins on page 36.

Role of long-term incentive awards. Equity-based compensation furthers a number of our program objectives. Specifically, these long-term incentive grants:

•	allow us to offer a compensation package that is competitive and enhances our ability to attract and retain executive talent;

•	align the interests of our executives with those of our shareholders, thereby encouraging the creation of shareholder value; and

•	help establish a direct link between compensation amounts and achievement of performance goals.

Award process. In making awards, the Compensation Committee does not issue a targeted number of SARs, Performance Units or Career Shares. Instead, in consultation with Towers Perrin and taking into account market comparison data and the executive’s performance, the Compensation Committee first determines the total dollar value of the award to be granted to the named executive officer. The named executive officer is then granted SARs and Performance Units, each having a value equal to approximately 40% of the total award value, and Career Shares valued at the remaining 20%. The SARs, Performance Units and Career Shares are assigned values that the Compensation Committee believes appropriately reflect the fact that the awards are subject to vesting and are not transferable. The 40%-40%-20% split among the three types of awards reflects the fact that our long-term incentive program is designed primarily to reward the achievement of long-term performance goals, but also to promote executive retention.

The values assigned by the Compensation Committee to the SARs, Performance Units and Career Shares represent estimated values only. The value ultimately realized from these awards will depend on a number of factors, including our operating performance and movements in our stock price. The compensation expense attributed to an award for financial reporting purposes is higher than the value ascribed to the award by the Compensation Committee. This is because, as stated above, the Compensation Committee’s valuation takes into account the fact that the awards are subject to vesting and are not transferable.

Timing of equity awards. The Compensation Committee has adopted a written policy on the granting of equity-based compensation awards. The policy, which can be viewed on BD’s website at www.bd.com/investors/corporate_governance/, memorialized our long-standing practices regarding the granting of equity awards. Specifically, the policy prohibits backdating any equity grant, or manipulating the timing of either the public release of information or the grant of an award in order to increase the value of the award. Under the policy, our annual equity-based compensation awards and any “off-cycle” awards approved by our CEO are required to be made on fixed dates. The exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.

Performance Unit targets. The performance measures currently used for the Performance Units are revenue growth and return on invested capital (which we refer to as “ROIC”). Revenue growth is weighted 60% and ROIC is weighted 40%. Using revenues as a performance measure reflects our stated goal of increasing revenue growth. Originally, reported revenue growth was used as the performance measure. However, the Compensation Committee now uses revenue growth after eliminating the effect of foreign currency translation so that only the impact of improved performance is counted. The ROIC performance measure is intended to reward executives for continuing BD’s returns at their recent levels and for maintaining our current balance sheet strength. While management typically recommends revenue and ROIC targets for the Performance Units, the targets are set by the Compensation Committee, in consultation with Towers Perrin.

Performance Units are designated in terms of a target number of shares. A formula determines the actual number of shares that will be issued upon vesting, based on how BD’s performance compares to the performance targets. No shares will be issued if BD fails to meet the minimum threshold level of performance. Individual performance has no bearing on the number of shares issuable under the formula. In applying the formula, the Committee has the discretion to make adjustments to BD’s operating results to account for significant events that occur during the performance period. These include, among others, acquisitions and divestitures and unusual items.

Payout of prior Performance Unit awards in fiscal year 2007. During fiscal year 2007, Performance Units awarded in November 2003 (fiscal year 2004) vested. The payout of these awards is reflected in the “Option Exercises and Stock Vested” table on page 40. These Performance Units covered the fiscal year 2004-2006 performance period. The performance targets for these Performance Units were 7% average annual revenue growth and 25% average ROIC. Under the terms of these awards, revenue growth was not adjusted to account for the effects of foreign currency translation.

Reported revenue growth and average ROIC over the performance period were approximately 9.4% and 28%, respectively. In applying the formula under this Performance Unit award, the Compensation Committee used its discretion to adjust reported revenue growth to eliminate the effect of acquisitions and divestures during the performance period. This adjustment, however, had no appreciable effect on the revenue growth for the period. The Compensation Committee also adjusted ROIC for the period to eliminate the effects of gains resulting from an insurance settlement and the successful conclusion of tax examinations. ROIC was also adjusted to eliminate the effects of losses attributed to a litigation settlement, tax charges relating to the repatriation of funds under the American Jobs Creation Act of 2004 and costs associated with the exit from our blood glucose monitoring business. As a result of these adjustments, average ROIC was adjusted to 29%. Based on these adjusted results, 170% of the target shares of the awards were payable.

Awards in fiscal year 2007. In November 2006, the Compensation Committee made long-term incentive awards to the named executive officers reflected in the “Grants of Plan-Based Awards” table on page 35. The total value of the grants to Messrs. Cohen, Forlenza and Kozy (calculated using the Compensation Committee’s valuation methodologies) were maintained at substantially the same levels as in the prior fiscal year and were intended to maintain their awards at a competitive level. The awards for Messrs. Ludwig and Considine each represented an increase in total value of approximately 8% over their fiscal year 2006 grants (also using the Compensation Committee’s methodologies). The purpose of these increases was to adjust to competitive conditions in the marketplace so that their awards would be in a competitive range.

The Performance Units included in these awards cover the fiscal year 2007-2009 performance period. With respect to these Performance Units:

•	The target performance objectives are a 9% average annual increase in revenues (after eliminating the effects of foreign currency translation) and a 30% average ROIC;

•	If BD achieves average revenue growth of 5% or less and average ROIC of 25% or less, no shares will be issued upon vesting; and

•	If BD achieves average revenue growth of 13% or more and average ROIC of 35% or more, 250% of an award’s share target will be issued.

Awards in fiscal year 2008. The November 2006 long-term incentive awards to the named executive officers were granted with respect to their performance in fiscal year 2006. These grants are reflected in the Summary Compensation Table and other tables for fiscal year 2007, as required by the SEC proxy statement rules, since they were awarded during fiscal year 2007. In November 2007, the Compensation Committee made the long-term incentive awards to the named executive officers reflected on page 37 with respect to their performance in fiscal year 2007. Based on the Compensation Committee’s valuation methodologies, the award to Mr. Ludwig represented an approximate 12% increase in value over his fiscal 2007 long-term incentive award, while the awards given to Messrs. Cohen, Forlenza and Kozy represented increases of approximately 17% over their fiscal 2007 awards. These increases were made to maintain the equity-based compensation of these officers at a competitive level. Mr. Considine’s fiscal year 2008 award was maintained at substantially the same level as in fiscal year 2007.

The Performance Units included in these awards cover the fiscal year 2008-2010 performance period. With respect to these Performance Units:

•	The target performance objectives are an 8.5% average annual increase in revenues (after eliminating the effects of foreign currency translation) and a 31% average ROIC;

•	If BD achieves average revenue growth of 5.5% or less and average ROIC of 27% or less, no shares will be issued upon vesting; and

•	If BD achieves average revenue growth of 12.5% or more and average ROIC of 34% or more, 200% of an award’s share target will be issued.

The revenue and ROIC targets set for the Performance Units issued from fiscal year 2004 through fiscal year 2007 were based, in part, on the comparative performance levels of peer companies. As a result, revenue and ROIC targets were adjusted from year-to-year to account for changes in peer company performance. Adjustments in the targets were also made during this period to adjust for improvements in BD’s performance that exceeded its own expectations. The targets for the fiscal 2008 Performance Units, however, reflect a change in the Compensation Committee’s approach to setting the performance targets, in that these targets relate to BD’s business plan and its anticipated range of performance over the performance period. At the same time, the Compensation Committee reduced the maximum payout from 250% to 200% of target.

Other benefits

We also provide the following benefits to our executive officers.

Company transportation

The Compensation Committee encourages Mr. Ludwig to use BD aircraft for his personal as well as business travel. It does so in order to make more efficient use of Mr. Ludwig’s travel time and mitigate business continuity risk. BD and Mr. Ludwig have entered into a time-sharing arrangement. Under this arrangement, Mr. Ludwig makes time-share payments to BD for his personal use of BD aircraft. These time-share payments are for the maximum amount permitted by Federal Aviation Administration regulations without BD being subject to regulation as a charter carrier. For fiscal year 2007, these time-share payments totaled $87,043. The payments covered a substantial portion of the variable costs relating to Mr. Ludwig’s personal flights. Information on the time-sharing arrangement and the incremental cost to BD of Mr. Ludwig’s personal airplane use is set forth in the Summary Compensation Table on page 33 and the related notes.

Pension benefits

We maintain a qualified retirement plan for all of our associates. Benefits under the plan are based on age, years of service and compensation levels. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under our retirement plan, we also maintain a nonqualified restoration plan to offset this limitation. A more complete description of our pension plans is set forth beginning on page 40. The named executive officers participate in these plans on the same basis as all eligible associates. These benefits are intended to be part of a competitive compensation program necessary to attract and retain executive talent.

The Summary Compensation Table on page 33 shows the incremental pension benefits accrued by the named executive officers during fiscal year 2007. While accrued pension benefits were included in the tally sheets used by the Compensation Committee, the Compensation Committee does not consider them when making compensation decisions for the named executive officers. As stated earlier, doing so is inconsistent with the principle of compensating executives for the value of their services and would adversely affect the competitiveness of our compensation program.

Deferred Compensation Plan

Our Deferred Compensation Plan is an unfunded, nonqualified plan that allows the named executive officers and other eligible associates to defer cash compensation and shares issuable under their equity-based compensation awards. The purpose of the Deferred Compensation Plan is to give eligible associates the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under the Savings Incentive Plan, our tax-qualified 401(k) plan. The Deferred Compensation Plan is offered to our associates as part of a competitive compensation program.

Beginning in 2008, the Deferred Compensation Plan will also provide for BD matching contributions on deferred cash compensation. The maximum combined matching contributions that a participant may receive for fiscal year 2008 under the Savings Incentive Plan and Deferred Compensation Plan will be $31,050. The matching contributions under the Deferred Compensation Plan will be paid at the rate of 75% of the first 6% of a participant’s salary and/or annual cash incentive from which contributions are made into the plan (the same rate at which matching contributions are made under our Savings Incentive Plan). These contributions will be made to the extent the total salary and PIP award from which a participant’s contributions are made do not exceed $460,000 (which is two times the 2008 limit on compensation covered by qualified plans).

The table on page 43 shows activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal year 2007. Earnings on these accounts are determined by the investment selections made by the named executive officers. We do not provide above-market or preferential interest or earnings under the Deferred Compensation Plan, as defined by the rules of the Securities and Exchange Commission.

Life insurance

We previously provided split-dollar life insurance to the named executive officers and other eligible associates. This program was discontinued in 2003. We currently provide term life insurance to the named executive officers and others who were participants in the split-dollar life insurance program at the time of its termination. This term insurance provides death benefits equal to two times their salary at the time of death. This benefit is above the one times salary benefit provided to our associates generally. The cost of providing this benefit is reflected in the Summary Compensation Table on page 33.

Change of control agreements

General purpose. We have entered into change of control employment agreements with each of the named executive officers. These agreements provide for the continued employment of the executive for a period of two years following a change of control of BD. They also provide certain benefits to the executive in the event his employment is terminated within this period. Generally, these benefits include a severance payment equal to three times the executive’s salary and PIP award, increased pension benefits, continued welfare plan benefits and outplacement services. A more complete description of the material terms and potential payouts of our change of control arrangements is found beginning on page 45.

These agreements are intended to retain the executives and provide continuity of management in the event of an actual or threatened change in control of BD. In addition, these agreements ensure that the executive’s compensation and benefits expectations would be satisfied in such event. Based on information provided by Towers Perrin, change of control arrangements are used by a substantial majority of the companies in the Comparison Group, and the terms of our agreements are intended to be consistent with the prevailing practices at these companies. The Compensation Committee believes these agreements are an important aspect of providing a competitive compensation package to our named executive officers. The Compensation Committee periodically reviews our change of control arrangements and market practices in this area with Towers Perrin.

In setting the potential payments under these agreements, the Compensation Committee does not consider compensation previously paid to a named executive officer, including any accumulated gains under prior equity-based compensation grants. In addition, while compensation decisions regarding the named executive officers affect the potential payouts under these agreements, this did not affect decisions made with respect to other compensation elements since these change of control agreements may never come into effect.

Triggering events. Our agreements contain what is known as a “double trigger” – that is, there must be a change of control of BD and a termination of the executive’s employment (including a constructive termination) in order to cause any payments to be made. A “constructive” termination occurs when a named executive officer’s duties are materially reduced, the executive is required to relocate, or the executive’s compensation is reduced. We opted for a “double-trigger,” rather than providing for severance payments solely on the basis of a change of control, as this is more consistent with the purpose of encouraging the continued employment of the executive following a change of control.

“Gross-up” payments. As is discussed on page 45, if the payments made to a named executive officer on account of his termination exceed certain amounts, we may not be able to deduct the payments for federal income tax purposes. In addition, the named executive officer could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal payroll and income taxes.

To offset the effect of the excise tax, we will make “gross-up” payments to a named executive officer to reimburse him for the excise tax. In this way, the executive retains the same amount that he would have retained had the excise tax not been imposed. We provide for these payments because they allow an executive to recognize the full intended economic benefit of his change of control agreement.

Other change of control provisions

Upon a change of control, all equity-based compensation awards issued under our plans will immediately vest. This is true for all employees, not just the named executive officers. Unlike the “double trigger” under the change of control agreements discussed above, no termination of employment is required for the awards to vest. Based on information provided by Towers Perrin, the Compensation Committee believes that these acceleration provisions are consistent with market practices.

Adjustment or recovery of prior compensation

While we do not presently have any formal policies or practices that provide for the recovery or adjustment of amounts previously paid to a named executive officer in the event the operating results on which the payment was based were restated or otherwise adjusted, in such event we would reserve the right to seek all appropriate remedies available under the law.

Executive share retention and ownership guidelines

In order to promote equity ownership and further align the interests of management with our shareholders, the Board of Directors has adopted share retention and ownership guidelines. Under these guidelines, the named executive officers and other senior managers are expected to retain, in shares of BD stock, 75% of the net after-tax gain or the net after-tax shares realized under equity-based compensation awards granted after the adoption of the guidelines in July 2004. This retention requirement applies until a person achieves a significant ownership position, expressed as a multiple of salary as follows:

President and Chief Executive Officer	5 times salary
Other Executive Officers (10 persons)	3 times salary
Other BD Leadership Team Members (34 persons)	1 times salary

The Compensation Committee annually reviews the shareholdings of the persons subject to these guidelines. Shares held directly by an executive, shares held indirectly through our benefit plans (including our 401(k) plan and Deferred Compensation Plan), and Career Shares are included in determining the executive’s share ownership. Stock options (including vested options) and Performance Units are not included. Each of the named executive officers has achieved shareholdings in excess of the applicable multiple set forth above.

The named executive officers are required to hold 75% of the net, after-tax shares received upon exercise of the SARs granted to them in fiscal year 2007 for a period of one year following exercise. This is in addition to any requirements they may have under our share retention and ownership guidelines.

Our insider trading policy expressly prohibits our associates from engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning BD shares. This policy can be found on BD’s website at www.bd.com/investors/corporate_governance/.

Tax and accounting considerations

Section 162(m) of the Internal Revenue Code (the “Code”) precludes BD from taking a federal income tax deduction for compensation paid in excess of $1 million to a named executive officer. This limitation does not apply, however, to “performance-based” compensation, as defined under the federal tax laws. SARs, Performance Units and PIP awards qualify as “performance-based” compensation and are fully deductible. Career Shares are also fully deductible, because they are payable when a named executive officer is no longer employed by us.

The Compensation Committee generally attempts to preserve the deductibility of compensation paid to the named executive officers. To this end, the Compensation Committee used its authority under the terms of the November 2003 Performance Unit grant to require each of Messrs. Ludwig, Cohen, Forlenza and Kozy to defer shares that were otherwise payable to them under this grant. These shares are required to be deferred until such time as the deduction for the payment of these shares will not be limited under Section 162(m). (No mandatory deferral was necessary for Mr. Considine, who had previously elected to defer all of the shares payable to him.)

However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m). The Compensation Committee maintains the flexibility to structure our compensation programs in ways that best promote the interests of BD and its shareholders. For instance,

Mr. Ludwig’s current annual base salary exceeds the amounts deductible under Section 162(m). In the absence of any contributions by Mr. Ludwig to our 401(k) plan or to the Deferred Compensation Plan, a portion of this salary would not be tax deductible. However, the Compensation Committee approved Mr. Ludwig’s salary, even though it may not be fully deductible, because it believed such salary was necessary to meet market practices, appropriately reflected his job responsibilities and performance, and was otherwise consistent with the objectives of our executive compensation program. In addition, the cost of any lost tax deduction relating to Mr. Ludwig’s salary would be immaterial to BD.

We account for stock-based compensation in accordance with the requirements of SFAS No. 123(R) effective October 1, 2004. SFAS No. 123(R) requires us to recognize compensation expense relating to share-based payments (such as stock options and restricted stock units) in our financial statements. The adoption of SFAS No. 123(R) and the recognition of this expense did not cause us to limit or otherwise significantly alter the equity-based compensation element of our program. This is because we believe equity-based compensation is needed to provide a competitive executive compensation program and fulfills important program objectives. We did, however, switch from issuing stock options to stock-settled SARs following the adoption of SFAS No. 123(R), since both types of awards result in the recognition of compensation expense and we believed that stock-settled SARs would result in less shareholder dilution. We would consider the effect under SFAS No. 123(R) of any proposed change to the equity-based compensation element of our program.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the year ended September 30, 2007 and in this proxy statement.

COMPENSATION AND BENEFITS COMMITTEE
Henry P. Becton, Jr., Chair
Basil L. Anderson
Edward F. DeGraan
Marshall O. Larsen
James F. Orr
Willard J. Overlock, Jr.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table shows the compensation provided by BD to each of the named executive officers for fiscal year 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Edward J. Ludwig	2007	$1,030,000	$2,961,445	$2,192,651	$1,400,000	$448,171	$19,160	$8,051,427
Chairman, President and
Chief Executive Officer
John R. Considine	2007	643,951	1,025,692	745,676	670,000	159,518	7,313	3,252,150
Senior Executive Vice
President and Chief Financial Officer
Vincent A. Forlenza	2007	510,170	847,415	589,719	585,000	203,258	7,299	2,742,861
Executive Vice President
William A. Kozy	2007	509,162	855,536	666,355	425,000	201,468	7,520	2,665,041
Executive Vice President
Gary M. Cohen	2007	528,211	606,526	426,530	425,000	53,228	7,436	2,046,931
Executive Vice President

(1)	Salary. BD’s fiscal year ends September 30. The amounts shown in the “Salary” column above reflect three months of salary at one calendar year rate and nine months at the following calendar year rate.

(2)

Stock Awards and Option Awards. The amounts shown in the “Stock Awards” column above reflect the amounts expensed for fiscal year 2007 under SFAS No. 123(R) for all outstanding restricted stock units held by the named executive officer (disregarding estimated forfeitures), including awards made in prior fiscal years. The amounts shown in the “Options Awards” column reflect the amounts expensed for fiscal year 2007 under SFAS No. 123(R) for all outstanding stock appreciation rights (SARs) and stock options held by the named executive officer (disregarding estimated forfeitures), including awards made in prior fiscal years. The fair value of an award is expensed on a straight-line basis over the requisite service period, which is from the grant date to the earliest of the grantee’s retirement eligibility date or the vesting date of the award. Awards made to retirement-eligible grantees are fully expensed in the fiscal year in which they are granted. For a description of the methodology and assumptions used by us in arriving at the amounts reflected in these columns, see the notes to the consolidated financial statements incorporated by reference in our Annual Reports on Form 10-K for the years ended September 30, 2007, 2006 and 2005, respectively.

Information regarding the SFAS No. 123(R) fair values of the stock awards and SARs granted to the named executive officers in fiscal year 2007 is set forth in the “Grants of Plan-Based Awards” table on page 35.

(3)

Non-Equity Incentive Plan Compensation. The “Non-Equity Incentive Plan Compensation” column shows the cash amounts paid under BD’s Performance Incentive Plan for fiscal year 2007. These amounts are paid in January 2008, unless deferred at the election of the executive. Amounts paid under the Performance Incentive Plan were previously reported as “bonus,” but in accordance with the rules of the Securities and Exchange Commission, are now reported as “Non-Equity Incentive Plan Compensation.” The Compensation and Benefits Committee views amounts paid under the Performance Incentive Plan as a named executive officer’s bonus for the fiscal year.

(4)

Change in Pension Value and Nonqualified Deferred Compensation Earnings. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column shows the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under all of our defined benefit pension plans (including restoration plans) in which he participates. These amounts represent the difference between the September 30, 2006 and September 30, 2007 present values of accrued pension benefits at normal retirement age. For more information regarding accrued benefits under our pension plans, see the “Pension Benefits” table on page 41. Earnings on nonqualified deferred compensation are not included in this column, since no named executive officer earned above-market or preferential earnings on nonqualified deferred compensation. Information on the named executive officers’ earnings under BD’s Deferred Compensation Plan is on page 43.

(5)	All Other Compensation The amounts shown in the “All Other Compensation” column include the following benefits provided to the named executive officers:

	Edward J. Ludwig	John R. Considine	Vincent A. Forlenza	William A. Kozy	Gary M. Cohen
Matching contributions under savings plan	$6,750	$6,750	$6,750	$6,750	$6,750
Use of corporate transportation	11,322	—	—	—	—
Tax reimbursements	—	—	—	221	—
Term life insurance	1,088	563	549	549	686

Total	$19,160	7,313	7,299	7,520	7,436

The following is a description of these benefits:

•

Matching Contributions. The amounts shown reflect matching contributions made by BD pursuant to BD’s Savings Incentive Plan (our 401(k) plan). The match was increased in July 2007 from 50% to 75% of the first 6% of pay contributed.

•

Use of Corporate Transportation. The amount shown for Mr. Ludwig is the value attributed to his personal use of corporate transportation. This consisted primarily of his personal use of BD-owned aircraft. Pursuant to a policy adopted by the Board, Mr. Ludwig is encouraged to use BD aircraft for his personal as well as his business travel.

The value of Mr. Ludwig’s use of BD aircraft is based on the aggregate incremental cost incurred by BD in providing this benefit, less any reimbursements received from Mr. Ludwig. The aggregate incremental cost is based on the variable costs associated with such flights, which include:

 •  fuel

 •  trip-related maintenance

 •  crew travel expenses

 •  on-board catering

 •  landing and parking fees

Since BD aircraft are used predominantly for business purposes, we have not included in the aggregate incremental cost any fixed costs that do not change in amount based on usage, such as pilot salaries.

BD and Mr. Ludwig have entered into a time-sharing arrangement under which Mr. Ludwig makes time-share payments to BD for his personal use of BD aircraft. The payments are for the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. Mr. Ludwig made total payments of $87,043 to BD under this arrangement for personal flights taken in fiscal year 2007, while the total variable costs associated with these flights was $98,115. As a result, Mr. Ludwig’s personal use of BD aircraft is valued at $11,072 in fiscal year 2007, representing the incremental variable costs that were not reimbursed by him.

The amount shown for Mr. Ludwig also includes the incremental cost to BD of his personal use of a BD-owned car. BD makes available a driver and BD-owned car to Mr. Ludwig on occasion for commuting to and from work. These costs reflect a fuel charge and any other variable costs related to such use. Since BD-owned cars are used predominantly for business purposes, we have not included fixed costs, such as driver salaries, which do not change based on usage.

Mr. Ludwig is responsible for the payment of any tax on any income imputed to him as a result of his use of corporate transportation.

•

Tax Reimbursement—Mr. Kozy, a resident of New Jersey, spends a portion of his time in California in connection with his oversight of the BD Biosciences business segment. As a result, part of Mr. Kozy’s income may be treated as being earned in California for California state tax purposes. BD has agreed to reimburse Mr. Kozy for any incremental state tax liability incurred by him as a result of his being subject to California taxation.

•

Term Life Insurance—BD provides incremental term life insurance benefits to the named executive officers beyond those provided to BD associates generally. The amounts shown reflect the dollar value of the insurance premiums paid by BD for this incremental insurance.

INFORMATION REGARDING PLAN AWARDS IN FISCAL YEAR 2007

Set forth below is information regarding the incentive compensation awards provided to the named executive officers in fiscal year 2007. The non-equity awards were made under the BD Performance Incentive Plan. The equity-based awards were made under BD’s 2004 Employee and Director Equity-Based Compensation Plan.

Grants of Plan-Based Awards

Name	Award Type(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Ludwig	PIP	N/A	$592,250	$1,184,500	$2,369,000
	PU	11-21-2006				244	24,379	60,948				$1,748,462
	CS	11-21-2006							14,991			$1,075,155
	SAR	11-21-2006								78,580	$71.72	$1,780,623
John R. Considine	PIP	N/A	241,482	482,963	965,926
	PU	11-21-2006				79	7,923	19,808				$568,238
	CS	11-21-2006							4,872			$349,420
	SAR	11-21-2006								25,539	$71.72	$578,714
Vincent A. Forlenza	PIP	N/A	178,560	357,119	714,238
	PU	11-21-2006				56	5,607	14,018				$402,134
	CS	11-21-2006							3,448			$247,291
	SAR	11-21-2006								18,073	$71.72	$409,534
William A. Kozy	PIP	N/A	178,207	356,413	712,826
	PU	11-21-2006				56	5,607	14,018				$402,134
	CS	11-21-2006							3,448			$247,291
	SAR	11-21-2006								18,073	$71.72	$409,534
Gary M. Cohen	PIP	N/A	184,874	369,748	739,496
	PU	11-21-2006				56	5,607	14,018				$402,134
	CS	11-21-2006							3,448			$247,291
	SAR	11-21-2006								18,073	$71.72	$409,534

(1)	Award Type: PIP = Performance Incentive Plan PU = Performance Unit CS = Career Share SAR = Stock Appreciation Right

(2)

The amounts shown represent the range of possible dollar payouts the named executive officers could have earned under the BD Performance Incentive Plan for fiscal year 2007. Actual payments under the Performance Incentive Plan for fiscal year 2007 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 33. The amount in the “Threshold” column shows the Performance Incentive Plan payments that would have been made assuming BD achieved the minimum threshold level of performance that would result in a payment, and is based on the minimum Performance Incentive Plan funding of 50% of target, as discussed on page 25. Performance below such minimum threshold performance would have resulted in no payment being made.

(3)

The amounts shown represent the range of potential payouts, expressed in number of shares, to the named executive officers under Performance Unit awards granted during fiscal year 2007. The amount in the “Threshold” column shows the number of shares that would be paid out assuming BD achieved the minimum threshold performance level that would result in a payment of shares. Performance below such minimum threshold would result in no shares being issued. The payout amounts shown in the above table do not reflect the shares that may be issued pursuant to dividend equivalent rights.

(4)	The amounts shown do not reflect the shares that may be issued pursuant to dividend equivalent rights.

(5)	The exercise price is the closing price of a share of BD common stock on the date of grant, as reported on the New York Stock Exchange.

(6)

The amounts shown in this column reflect the grant date fair value of the awards under SFAS No. 123(R) used by BD for financial statement reporting purposes. For a discussion of the assumptions made by us in arriving at the grant date fair value of these awards, see note 13 to the consolidated financial statements that are incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2007.

Performance Incentive Plan

The BD Performance Incentive Plan provides for annual incentive payments to the named executive officers and other eligible employees based on their contribution to BD’s fiscal year results. A more detailed discussion of the Performance Incentive Plan and the performance objectives established under the Performance Incentive Plan for fiscal year 2007 appears under the heading “Performance-based annual cash incentive awards” beginning on page 25.

Awards under the Performance Incentive Plan are discretionary. No employee is entitled to receive an award under the Performance Incentive Plan, and the granting of an award with respect to one fiscal year does not guarantee that an award will be made with respect to any future fiscal year. Total awards to BD’s executive officers may not, in the absence of special circumstances, exceed 3% of our reported after-tax net income for the fiscal year.

Equity Incentive Plan Awards

Performance Units. Performance Units are restricted stock units that vest on the third anniversary of the grant date. The potential payouts under these awards range from zero to 250% of the award’s share target, based on BD’s performance over a three-year performance period. For the awards granted in fiscal year 2007, the payout will be based on BD’s performance against the pre-established performance targets, including 9% average annual revenue growth (after excluding the effects of foreign currency translation) and average return on invested capital of 30%, over the three-year period covering BD’s 2007, 2008 and 2009 fiscal years. The Performance Units are issued in tandem with dividend equivalent rights (see below).

Career Shares. A Career Share is a restricted stock unit that represents the right to receive one share of BD common stock upon vesting. The Career Shares vest and are settled one year following retirement. During this one-year period, the named executive officer is subject to a non-compete covenant. The Career Shares vest earlier in the case of other events, such as involuntary termination without cause. The Career Shares are issued in tandem with dividend equivalent rights (see below).

Stock Appreciation Rights (SARs). A SAR represents the right to receive, upon exercise, shares of BD common stock having a value equal to the difference between the market price of BD common stock on the date of exercise and the exercise price. These grants have a ten-year term, and become exercisable in four equal annual installments, beginning one year from the date of grant. The named executive officers are required to hold 75% of the net, after-tax shares received upon exercise of the SARs for a period of one year following exercise.

Dividend Equivalent Rights. The Career Shares and Performance Units awarded to the named executive officers in fiscal year 2007 were issued in tandem with dividend equivalent rights. Under these rights, the named executive officers are credited with additional restricted stock units each time BD pays a dividend on the BD common stock. Dividends accrue on these awards at the same rate as dividends are paid on outstanding shares of BD stock. The value of the dividend equivalent rights is included in the amounts shown in the “Stock Awards” column of the Summary Compensation Table.

Change of Control. Career Shares, Performance Units and SARs fully vest upon a change in control (see “Accelerated Vesting of Equity-Compensation Awards Upon a Change of Control” on page 46).

INFORMATION REGARDING EQUITY-BASED INCENTIVE COMPENSATION
AWARDS IN FISCAL YEAR 2008

The applicable rules of the SEC require us to provide information regarding compensation, including equity incentive compensation, earned or paid in fiscal year 2007. We are supplementally providing the information below regarding equity-based incentive compensation awards provided to the named executive officers in November 2007 (fiscal year 2008) under the 2004 Employee and Director Equity-Based Compensation Plan. Since these awards were granted following the end of fiscal year 2007, their value is not reflected in Summary Compensation Table on page 33.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold (#)	Target (#)	Maximum (#)
Edward J. Ludwig	PU	11-20-2007	231	23,140	46,280				$1,951,396
	CS	11-20-2007				14,229			1,199,932
	SAR	11-20-2007					75,029	$84.33	1,869,723
John R. Considine	PU	11-20-2007	72	7,173	14,346				604,899
	CS	11-20-2007				4,411			371,980
	SAR	11-20-2007					23,259	$84.33	579,614
Vincent A. Forlenza	PU	11-20-2007	56	5,600	11,200				472,248
	CS	11-20-2007				3,443			290,348
	SAR	11-20-2007					18,157	$84.33	452,472
William A. Kozy	PU	11-20-2007	56	5,600	11,200				472,248
	CS	11-20-2007				3,443			290,348
	SAR	11-20-2007					18,157	$84.33	452,472
Gary M. Cohen	PU	11-20-2007	56	5,600	11,200				472,248
	CS	11-20-2007				3,443			290,348
	SAR	11-20-2007					8,157	$84.33	452,472

(1)	Award Type: PIP = Performance Incentive Plan PU = Performance Unit CS = Career Share SAR = Stock Appreciation Right

(2)

The amounts shown represent the range of potential payouts, expressed in number of shares, to the named executive officers under the Performance Unit awards. The amounts shown do not reflect the shares that may be issued pursuant to dividend equivalent rights.

(3)	The amounts shown do not reflect the shares that may be issued pursuant to dividend equivalent rights.

(4)	The exercise price is the closing price of a share of BD common stock on the date of grant, as reported on the New York Stock Exchange.

(5)

The amounts shown in this column reflect the grant date fair value of the awards used by BD for financial statement reporting purposes. The fair value for these awards was determined using the same methodology used to determine the fair value of the awards granted in fiscal year 2007. To determine the fair value of the SARs listed above, the following assumptions were used: dividend yield: 1.35%; volatility: 27%; risk-free rate of return: 3.83%; and expected life: 6.5 years.

The performance targets under the Performance Units include 8.5% average annual revenue growth (after excluding the effects of foreign currency translation) and average return on invested capital of 31%, over the three- year period covering BD’s 2008, 2009 and 2010 fiscal years. The maximum payout of these awards is 200% of the share target.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by the named executive officers at the end of fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable(1)	Unexercisable(1)
Edward J. Ludwig	1/24/2000	10,000	0	$27.91	1/24/2010
	11/27/2000	100,000	0	$31.85	11/27/2010
	11/27/2001	300,000	0	$32.49	11/27/2011
	11/25/2002	220,000	0	$29.99	11/25/2012
	11/24/2003	74,220	24,741	$38.78	11/24/2013
	11/23/2004	38,204	38,205	$54.41	11/23/2014
	11/21/2005	21,704	65,115	$59.16	11/21/2015
	11/21/2006	0	78,580	$71.72	11/21/2016
	Various					78,806	$6,466,032	175,551	$14,403,959
John R. Considine	11/27/2001	125,000	0	$32.49	11/27/2011
	11/25/2002	90,000	0	$29.99	11/25/2012
	11/24/2003	30,000	10,000	$38.78	11/24/2013
	11/23/2004	15,282	15,282	$54.41	11/23/2014
	11/21/2005	7,039	21,118	$59.16	11/21/2015
	11/21/2006	0	25,539	$71.72	11/21/2016
	Various					25,230	$2,070,122	60,280	$4,945,974
Vincent A. Forlenza	11/27/2000	43,000	0	$31.85	11/27/2010
	11/27/2001	65,000	0	$32.49	11/27/2011
	11/25/2002	45,000	0	$29.99	11/25/2012
	11/24/2003	19,500	6,500	$38.78	11/24/2013
	11/23/2004	11,461	11,462	$54.41	11/23/2014
	11/21/2005	5,279	15,839	$59.16	11/21/2015
	11/21/2006	0	18,073	$71.72	11/21/2016
	Various					22,766	$1,867,950	44,362	$3,639,902
William A. Kozy	1/26/1998	2	0	$29.34	1/26/2008
	11/27/2000	43,000	0	$31.85	11/27/2010
	11/27/2001	65,000	0	$32.49	11/27/2011
	11/25/2002	45,000	0	$29.99	11/25/2012
	11/24/2003	19,500	6,500	$38.78	11/24/2013
	11/23/2004	11,461	11,462	$54.41	11/23/2014
	11/21/2005	5,279	15,839	$59.16	11/21/2015
	11/21/2006	0	18,073	$71.72	11/21/2016
	Various					27,222	$2,233,565	44,362	$3,639,902
Gary M. Cohen	11/27/2001	77,308	0	$32.49	11/27/2011
	11/25/2002	61,666	0	$29.99	11/25/2012
	11/24/2003	22,500	7,500	$38.78	11/24/2013
	11/23/2004	11,588	11,589	$54.41	11/23/2014
	11/21/2005	5,338	16,015	$59.16	11/21/2015
	11/21/2006	0	18,073	$71.72	11/21/2016
	Various					18,812	$1,543,525	44,699	$3,667,553

(1)	Stock options and SARs are included in these columns. Options and SARs become exercisable in four equal annual installments, beginning one year from the date of grant.

Set forth below is the value of the unexercised vested options and SARs held by each named executive officer as of the end of fiscal year 2007. The value represents the difference between $82.05, the closing price of BD common stock on September 28, 2007 (the last trading day in fiscal year 2007), and the exercise price of each unexercised vested option or SAR held by the named executive officer.

Name	Value of Vested Options and SARs
Edward J. Ludwig	$36,647,879
John R. Considine	$12,762,202
Vincent A. Forlenza	$9,004,422
William A. Kozy	$9,004,527
Gary M. Cohen	$8,457,910

(2)

The amounts shown in this column represent grants of Career Shares and other restricted stock units that are not performance-based. These awards vest at, or one year following, the retirement of the named executive officer.

(3)	Market value has been calculated by multiplying the number of unvested units by $82.05.

(4)

The amounts in this column represent the Performance Unit awards shown below. The amounts shown for the Performance Units that vested in November 2007 are actual payout amounts. All other amounts shown below were calculated using the maximum number of shares issuable under the Performance Unit awards (250% of the target amount). However, the actual number of shares issued upon vesting will be based on BD’s performance over the applicable performance period.

For Mr. Ludwig:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/23/2004	43,628	Fiscal years 2005-2007	11/23/2007
11/21/2005	70,185	Fiscal years 2006-2008	11/21/2008
11/21/2006	61,738	Fiscal years 2007-2009	11/21/2009

For Mr. Considine:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/23/2004	17,451	Fiscal years 2005-2007	11/23/2007
11/21/2005	22,763	Fiscal years 2006-2008	11/21/2008
11/21/2006	20,066	Fiscal years 2007-2009	11/21/2009

For Messrs. Forlenza and Kozy:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/23/2004	13,088	Fiscal years 2005-2007	11/23/2007
11/21/2005	17,073	Fiscal years 2006-2008	11/21/2008
11/21/2006	14,201	Fiscal years 2007-2009	11/21/2009

For Mr. Cohen:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/23/2004	13,235	Fiscal years 2005-2007	11/23/2007
11/21/2005	17,263	Fiscal years 2006-2008	11/21/2008
11/21/2006	14,201	Fiscal years 2007-2009	11/21/2009

(5)	Market value has been calculated by multiplying the number of unvested Performance Units by $82.05.

STOCK OPTION EXERCISES AND VESTING OF STOCK UNITS DURING FISCAL YEAR 2007

The following table contains information relating to the exercise of stock options and vesting of restricted stock units during fiscal year 2007.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Amount Realized on Vesting
Edward J. Ludwig	298,148	$13,760,916	63,293	$4,556,463
John R. Considine	90,000	4,041,468	25,584	1,841,792
Vincent A. Forlenza	62,823	2,848,646	16,628	1,197,050
William A. Kozy	40,565	1,731,093	16,628	1,197,050
Gary M. Cohen	136,591	5,946,594	19,188	1,381,344

(1)	Represents the difference between the exercise price of the options and the fair market value of BD common stock on the date of exercise.

(2)

Shows the shares distributable under Performance Units that were issued in November 2003 and vested in November 2006. These Performance Units covered the fiscal year 2004-2006 performance period. The shares are issuable in three annual installments, beginning in November 2006. Under the terms of these awards, the Compensation and Benefits Committee may require the distribution of the shares issuable under the award to be deferred to the extent the deduction for such shares is limited by Section 162(m) of the Internal Revenue Code. In accordance with these terms, Mr. Ludwig was required to defer the entire first installment of shares issuable to him under the award in November 2006, and Messrs. Cohen, Forlenza and Kozy were required to defer 600, 2,700 and 2,200 shares, respectively. These deferred shares may not be distributed until the deduction for such shares would not be limited by Section 162(m). No mandatory deferral was required with respect to Mr. Considine, as he had voluntarily elected to defer under our Deferred Compensation Plan all of the shares issuable to him under the award. Mr. Cohen also voluntarily deferred under our Deferred Compensation Plan an additional 3,453 shares issuable under the award in November 2006. The value of the foregoing deferrals is reflected in the “Nonqualified Deferred Compensation” table on page 43. The shares that were mandatorily deferred for Messrs. Cohen, Forlenza and Kozy were subsequently distributed to them in December 2007.

OTHER COMPENSATION

Retirement Plan

General. BD’s Retirement Plan is a non-contributory defined benefit plan that provides for normal retirement at age 65 and permits earlier retirement in certain cases. The Retirement Plan is generally available to all active full-time and part-time BD associates. Benefits are based upon years of service and the compensation for the five consecutive calendar years that produce the highest average annual compensation. For purposes of the Retirement Plan, covered compensation includes salary, commissions and bonuses. The Retirement Plan is integrated with Social Security, which means that BD provides a higher pension benefit with respect to an associate’s compensation that exceeds the Social Security wage base than on compensation that is subject to the Social Security tax. This feature of the Retirement Plan accounts for the fact that Social Security benefits will not be paid to the associate with respect to compensation that exceeds the Social Security wage base.

Restoration Plan. The Internal Revenue Code limits the maximum annual benefit that may be paid to any individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. Under BD’s Retirement Benefit Restoration Plan (referred to herein as the “Restoration Plan”), BD will make supplemental payments to offset any reductions in benefits that result from these limitations. BD’s obligations to pay retirement benefits under the Restoration Plan are funded through a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of BD (as defined in the trust agreement).

Supplemental Agreement. Mr. Considine has a supplemental agreement with BD under which he is entitled to receive an actuarially increased annual supplemental pension benefit (payable as a single life annuity) based on his age at termination, ranging from $100,177 (for termination at age 57) to $300,958 (for termination at age 70). Under a separate agreement, Mr. Considine is entitled to participate in the BD retiree medical plan following termination of his employment for any reason.

Estimated Benefits. The following table shows the lump sum actuarial present value of accumulated retirement benefits payable under our plans at normal retirement age, assuming benefits payable as a single life annuity. For a description of the other assumptions used in calculating the present value of these benefits, see note 5 to the consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2007.

PENSION BENEFITS

Name	Plan name	Number of years credited service	Present value of accumulated benefit
Edward J. Ludwig	Retirement Plan	28	$496,709
	Restoration Plan	28	4,828,066
John R. Considine	Retirement Plan	7	138,745
	Restoration Plan	7	605,322
	Supplemental Agreement	N/A	634,994
Vincent A. Forlenza	Retirement Plan	27	424,685
	Restoration Plan	27	1,265,281
William A. Kozy	Retirement Plan	33	559,937
	Restoration Plan	33	1,655,525
Gary M. Cohen	Retirement Plan	24	257,565
	Restoration Plan	24	841,097

Amounts shown are not subject to any further deduction for Social Security benefits or other offsets. Associates may elect to receive a lifetime pension or the actuarial value of their retirement benefits in a lump sum, as described below.

Calculation of Benefits. The monthly pension benefit payable in cases of retirement at normal retirement age is calculated using the following formula:

(1% of average final covered compensation, plus 1.5% of average final excess compensation)
multiplied by
years and months of credited service

For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is that portion that is not subject to such tax.

Early Retirement. Our plans allow for early retirement when an associate has reached age 55 and has at least 10 years of vesting service. Messrs. Ludwig and Kozy are currently eligible for early retirement under the plans. As a result of his supplemental agreement, Mr. Considine is eligible for early retirement under the Restoration Plan. Under the early retirement provisions, an associate’s pension benefit is reduced by 4/10 of 1% (0.004) for each month that the associate receives benefits before the earlier of (i) age 65 or (ii) the date the associate’s age plus years of vesting service would have equaled 85 had his or her employment continued. For example, if an associate were to retire at age 63 with 22 years of service, the associate’s benefit would not be reduced, because the sum of the associate’s age and service equals 85.

Form of Benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime. Associates may also elect to receive their benefits in a single lump sum payment that is actuarially equivalent to the benefit payable under the single life annuity option.

Married participants may select a joint and survivor annuity option. Under this option, the associate receives a reduced benefit during his or her lifetime and upon death, the associate’s spouse will receive monthly payments for the remainder of the spouse’s lifetime. The associate can choose a continuation benefit of 50%, 75% or 100% of the amount that was paid to the associate. The degree to which the pension benefit is reduced depends upon on the age difference of the associate and the spouse, and on the percentage of the continuation benefit that is selected.

Associates may also select a guaranteed payment option. This option allows an associate to receive monthly income for life. The associate chooses a designated number of guaranteed monthly payments (either a 60- month minimum guarantee or a 120-month minimum guarantee). If the associate dies before receiving all of the minimum payments, the associate’s beneficiary will receive the balance of the payments. If this option is selected, the single life annuity otherwise payable is reduced to cover the cost of the guarantee. The amount of the reduction is 3% if the 60-month option is chosen, and 7% if the 120-month option is chosen.

Deferred Compensation Plan

Cash Deferrals. The BD Deferred Compensation Plan is a nonqualified plan that allows an associate with an annual salary of $100,000 or more to defer receipt of up to 75% of his or her salary and/or up to 100% of his or her annual cash incentive until the date or dates elected by the participant. The amounts deferred are invested in shares of BD common stock or in accounts that mirror the gains and/or losses of several different publicly-available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections monthly with respect to prior deferrals, future deferrals or both. The Deferred Compensation Plan does not offer any above-market or preferential rates of return to the named executive officers. The investment options available to participants may be changed by BD at any time.

Deferral of Equity Awards. The Deferred Compensation Plan also allows associates to defer receipt of up to 100% of the shares issuable under restricted stock unit awards granted under BD’s long-term incentive program. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.

Withdrawals and Distributions. A participant may elect to receive deferred amounts either while they are still employed at BD (known as an “in-service withdrawal,” for which the participant must elect a minimum two-year deferral period) or following termination of employment. A participant may elect to receive distributions in installments or in a lump sum. Except in the case of an unforeseen emergency, a participant may not withdraw deferred funds prior to their scheduled distribution date.

Matching Contributions. BD maintains the Savings Incentive Plan (“SIP”), a qualified defined contribution (401(k)) plan available to all U.S. employees. BD matches employee contributions to the SIP at a rate of 75% of the first 6% of pay contributed by a participant. These matching contributions are made on all participant contributions to the SIP that do not exceed the IRS limit for tax-qualified plans. Participants who defer salary or incentive awards under the Deferred Compensation Plan may receive a lower matching contribution from BD under the Savings Incentive Plan as a result of their deferral. In this event, BD provides a matching contribution credit to the participant under the Deferred Compensation in the amount of the lost SIP match.

In January 2008, BD will begin providing matching contribution credits on cash amounts deferred under the Deferred Compensation Plan, as described on page 29.

Unfunded Liability. The Deferred Compensation Plan is not funded by BD, and BD is not required to make any contributions to the Deferred Compensation Plan. BD has unrestricted use of any amounts deferred by participants. Participants have an unsecured contractual commitment by BD to pay the amounts due under the Deferred Compensation Plan. When such payments are due, the cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance to offset this liability.

Account Information. The following table sets forth information regarding activity during fiscal year 2007 in the Deferred Compensation Plan accounts maintained by the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in last fiscal year(1)	Aggregate earnings in last fiscal year(2)	Aggregate balance at last fiscal year-end
Edward J. Ludwig	$3,242,165	$1,256,076	$8,713,533
John R. Considine	1,285,180	969,578	7,564,484
Vincent A. Forlenza	213,798	72,962	611,151
William A. Kozy	215,559	69,622	606,187
Gary M. Cohen	522,027	272,480	2,215,824

(1)

Of the amounts shown in this column, the following amounts are reported as compensation in the fiscal year 2007 “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table appearing on page 33: Mr. Ludwig – $508,273; Mr. Considine – $180,062; Mr. Forlenza – $19,425; Mr. Kozy – $57,181; and Mr. Cohen – $230,252. The remaining amounts shown in this column relate to the deferral of shares of BD stock that were distributable under the November 2003 Performance Unit award. Information regarding the deferral of these shares can be found in footnote 2 to the “Option Exercises and Stock Vested” table on page 40.

(2)	Amounts shown in this column are not reported as compensation in the Summary Compensation Table appearing on page 33, since they do not constitute above-market or preferential earnings.

Additional Arrangements

All associates of BD, including the named executive officers, are eligible to participate in BD’s Matching Gift Program, pursuant to which BD currently matches contributions up to an aggregate of $10,000 annually that are made to qualifying nonprofit organizations. Effective January 1, 2008, the aggregate annual matching gift amount per participant will be reduced to $5,000.

PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Payments Upon Termination of Employment

The table below sets forth the total estimated payments and benefits that would be paid by BD to each named executive officer as a result of the named executive officer’s termination of employment under various scenarios. The amounts shown assume termination of employment on the last day of fiscal year 2007. However, the actual amounts that would be paid to the named executive officers under each scenario can only be determined at the time of termination.

Name	(a)	(b)	(c)	(d)	(e)
	Termination following a change of control	Termination due to retirement	Termination without cause	Termination due to disability	Termination due to death
Edward J. Ludwig	$9,558,793	$16,309,939	$10,426,224	$14,855,416	$16,915,416
John R. Considine	5,348,430	5,686,740	3,503,086	5,106,145	6,406,145
Vincent A. Forlenza	5,406,266	4,519,215	2,935,400	4,082,825	5,122,825
William A. Kozy	3,512,650	4,884,830	3,301,015	4,448,440	5,488,440
Gary M. Cohen	3,430,042	4,260,963	2,621,435	3,819,675	4,885,675

Notes to table:

(1)

Amounts shown above do not include amounts that the named executive officers would be entitled to under our pension plans or Deferred Compensation Plan upon termination, which are reflected in the tables appearing on pages 41 and 43, respectively. The amounts shown above also do not include the value of vested stock options and SARs held by the named executive officers as of the end of fiscal year 2007. The value of these vested options and SARs appears on page 39. These amounts have not been included since they have already been earned by the named executive officer and their payment is not contingent on a termination of employment.

(2)	Amounts in the above table include the following:

•

Column (a) – Includes amounts under change of control employment agreements (which are described below). Does not include the accelerated vesting of equity-based compensation awards that occurs upon a change of control (see table below).

•	Columns (b), (c), and (d) – Include the accelerated vesting of equity-based compensation awards upon termination of employment.

•	Column (e) – Includes the accelerated vesting of equity-based compensation awards upon death and life insurance benefits.

(3)

Upon a named executive officer’s retirement, any Performance Units held by the named executive officer become fully vested, pro rata based on the amount of the three-year vesting period that has lapsed. The number of shares eventually issued to the named executive officer will be based on BD’s performance for the full performance period. The amounts in column (b) reflect the value of the Performance Units that vested in November 2007 at their actual payout. We have assumed that all other Performance Units will pay out at target. The value of the Career Shares held by the named executive officers has been included in the amounts shown in column (b), even though the Career Shares do not vest and settle until the first anniversary of retirement.

Payments Upon Termination Following a Change of Control

BD has entered into agreements with each of the named executive officers that provide for the continued employment of the executives for a period of time following a change of control of BD. These agreements are designed to retain the named executive officers and provide continuity of management in the event of an actual or threatened change in the control of BD. The following is a summary of the agreements, and is not intended to be a complete description of their terms. The form of agreement entered into with the named executive officers appears as an exhibit to our Annual Report on Form 10-K for the 2005 fiscal year.

The agreement provides that BD will continue to employ the named executive officer for two years following a “change of control,” and that during this period, the executive’s position and responsibilities at BD will be the same in all material respects with those held by the executive prior to the change of control. The agreement also provides for minimum salary, annual cash incentive and other benefits during this two-year period. “Change of control” is defined under these agreements generally as:

•	the acquisition by any person or group of 25% or more of the outstanding BD common stock;

•	the incumbent members of the Board ceasing to constitute at least a majority of the Board;

•	certain business combinations; and

•	shareholder approval of the liquidation or dissolution of BD.

The agreement also provides that in the event the named executive is terminated without “cause,” or the executive terminates his employment for “good reason,” at any time during the two years following a change in control, the executive would receive:

•

a pro rata cash incentive payment for the year of termination based on the higher of (i) the executive’s average cash incentive payment for the last three fiscal years prior to termination and (ii) his target cash incentive payment for the year in which the termination occurs (the greater of the two being referred to herein as the “Highest Incentive Payment”);

•	a lump sum severance payment (the “Severance Payment”) equal to three times the sum of the executive’s annual salary and the Highest Incentive Payment;

•	a lump sum payment equal to the present value of the increased pension benefits that the executive would have received had he remained an employee for an additional three years following termination;

•	continuation of the executive’s welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years; and

•	outplacement services, subject to a limit on the cost to BD of $100,000.

“Cause” is generally defined under the agreements as the willful and continued failure of the executive to substantially perform his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

If any payments or distributions made by BD to a named executive officer as a result of a change of control would be subject to the excise tax imposed by the Internal Revenue Code, BD will make an additional “gross-up” payment to the executive, such that the named executive officer would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. This gross-up provision applies to any payments or distributions resulting from the change of control, including the accelerated vesting of equity awards discussed below. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, the payments will be reduced to such level in order to avoid the need for any gross-up payment.

The following table sets forth estimates of the benefits each named executive officer would receive under his change of control employment agreement in the event the named executive officer was terminated without “cause” or terminated his employment for “good reason” following a change of control. The table assumes a termination date of September 30, 2007. This table uses salary rates in effect as of September 30, 2007, and the average incentive payment of the named executive officers for the last three fiscal years as the Highest Incentive Payment, in calculating the severance payments. No gross-up payment would have been required with respect to the payment of these benefits.

Name	Incentive Payment	Severance Payment	Additional Retirement Benefits(1)	Welfare Benefits	Outplacement Services	Total
Edward J. Ludwig	$1,303,667	$7,001,001	$1,118,125	$36,000	$100,000	$9,558,793
John R. Considine	543,333	3,579,999	1,089,098	$36,000	$100,000	5,348,430
Vincent A. Forlenza	373,333	2,679,999	2,216,934	$36,000	$100,000	5,406,266
William A. Kozy	373,333	2,679,999	323,318	$36,000	$100,000	3,512,650
Gary M. Cohen	400,000	2,799,000	95,042	$36,000	$100,000	3,430,042

(1)	Assumes the named executive officer will begin receiving benefits immediately after termination, or age 55, if later.

BD has entered into similar change of control employment agreements with 40 other key BD employees (including BD’s other executive officers), providing for the payment of 1.5 to 3 times the employees’ annual compensation upon the events described above.

Accelerated Vesting of Equity-Compensation Awards Upon a Change of Control

Upon a change of control, as defined in our equity-compensation plans, all unvested options and SARs will become fully vested and exercisable, and all restricted stock units, including Career Shares and Performance Units, will become fully vested and payable (with Performance Units being payable at their target amount). This accelerated vesting occurs with respect to all equity-based compensation awards granted by BD, and not just those granted to the named executive officers. In addition, no termination of employment is required to trigger this acceleration.

The following table sets forth the value to the named executive officers of the accelerated vesting of their unvested equity-based compensation awards, assuming a change of control of BD on September 30, 2007. The BD stock closing price of $82.05 on September 28, 2007, the last trading day of the 2007 fiscal year, is used for purposes of the calculations.

Name	Career Shares and Other Units	Performance Units	Options/SARs	Total
Edward J. Ludwig	$6,466,032	$6,446,012	$4,429,192	$17,341,236
John R. Considine	2,070,122	2,252,108	1,602,459	5,924,689
Vincent A. Forlenza	1,867,950	1,661,266	1,147,425	4,676,641
William A. Kozy	2,233,565	1,661,266	1,147,425	5,042,256
Gary M. Cohen	1,543,525	1,674,641	1,198,240	4,416,406

The value of the unvested restricted stock units is calculated by multiplying the number of units by $82.05. The value of unvested options and SARs equals the difference between the exercise price of each option or SAR held by the named executive officer and $82.05.

Payments Upon Termination by Reason of Retirement

Upon a named executive officer’s retirement:

•	all unvested options and SARs held by the named executive officer would become fully exercisable for their remaining term;

•	all Career Shares and other units held by the named executive officer would vest at, or on the first anniversary of, retirement; and

•

all Performance Units held by the named executive officer would vest pro rata based on the amount of the vesting period that had lapsed. The payments would be made after the end of the applicable performance periods and would be based on BD’s actual performance for those periods, rather than award targets.

Payments Upon Termination Due to Involuntary Termination

Upon a named executive officer’s termination due to involuntary termination:

•

the named executive officer would be entitled to exercise the stock options and SARs held by him for three months following termination, but only to the extent they were vested at the time of termination;

•	all Career Shares and other units held by the named executive officer would fully vest and be paid; and

•

all Performance Units held by the named executive officer would vest and be paid pro rata based on the amount of the vesting period that had lapsed. The named executive officer’s payment would be based on the award targets.

Payments Upon Termination Due to Death or Disability

Upon a named executive officer’s termination due to death or disability:

•	all unvested options and SARs held by the named executive officer would become fully exercisable for their remaining term;

•	all Career Shares and other units held by the named executive officer would fully vest and be paid; and

•

all Performance Units held by the named executive officer would vest and be paid pro rata based on the amount of the vesting period that has lapsed. The named executive officer’s payment would be based on the award targets.

In the case of death, the named executive officer’s estate would also receive life insurance benefits equal to two times the named executive officer’s then-current salary.

Proposal 2.     RATIFICATION OF SELECTION OF INDEPENDENT
                           REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee of the Board to audit the accounts of BD and its subsidiaries for the fiscal year ending September 30, 2007. A representative of E&Y will attend the 2008 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$6,756,000	$6,175,000

“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s quarterly reports on Form 10-Q, registration statements filed with foreign regulatory bodies, and statutory audits required internationally.

Audit Related Fees	151,000	120,000

“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. The services for fees disclosed in this category include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.

Tax Fees	383,000	769,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.
All Other Fees	20,000	559,000	“All Other Fees” in 2006 primarily relate to expatriate tax services.

Total	$7,310,000	$7,623,000

A substantial portion of the professional services fees for the years ended September 30, 2007 and 2006 are denominated in a currency other than U.S. dollars.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is responsible for appointing BD’s independent registered public accounting firm (the “independent auditors”) and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below.

Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.

Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditors, subject to certain dollar limitations, and the Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the Audit Committee.

The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y.

The Board of Directors recommends a vote FOR Proposal 2. If ratification is withheld, the Audit Committee will reconsider its selection.

REPORT OF THE AUDIT COMMITTEE

November 19, 2007

The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
James F. Orr, Chair
Basil L. Anderson
Edward F. DeGraan
Marshall O. Larsen
Gary A. Mecklenburg
Bertram L. Scott

Proposal 3.	SHAREHOLDER PROPOSAL ON
ANNUAL ELECTION OF DIRECTORS

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of 750 shares of BD common stock, has informed BD that he plans to introduce the following proposal at the meeting:

RESOLVED: Shareholders request that our Directors take the steps necessary, in the most expeditious manner possible, to adopt annual election of each director.

This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle unless this is absolutely impossible. Also to transition solely through direct action of our board if feasible.

The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. This topic also won a 69% yes-vote average at 44 major companies in 2007.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

The advantage for the adoption of this proposal should be evaluated in the context of our company’s overall corporate governance. For instance in 2007 the following governance status was reported (and certain concerns are noted):

•	Our directors were accountable to shareholder election only once in 3-years.

•	Four directors had potentially compromising non-director links to our company: Dr. Sommer Mr. Anderson Mr. Mecklenburg Mr. Mahmoud

•	Such directors held 4 seats on our key board committees – Independence concern

•	We had an 80% shareholder vote requirement which could prevent us from obtaining a profitable offer for our stock.

•	Our company had no Independent Chairman.

•	This was compounded by our Lead Director having 20-years tenure – Independence concern.

•	We had no shareholder right to call a special meeting.

•	Total CEO annual pay was $10 million.

•	If management adopts a poison pill we are not guaranteed a right to vote on it.

•	No cumulative voting.

The above deficiencies shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

Elect Each Director Annually
Yes on 3

* * *

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors recommends a vote AGAINST Proposal 3 for the following reasons:

The Board continues to believe that our classified board structure provides important continuity, stability and experience in the composition of the Board and affords a vital defense against the prospect of an inadequate takeover bid that does not properly value our Company. The Board is mindful of recent initiatives to declassify boards of other companies and the arguments in favor of declassification, particularly in the case of companies that are not characterized by good governance practices. However, the Board believes our classified board structure has served BD well for many years, and considers it important for shareholders to weigh the important benefits that we believe our classified board structure provides to BD and its shareholders.

In the Board’s view, our classified board structure provides benefits that contribute to, rather than decrease, shareholder value. For instance, a classified board provides stability and continuity in Board membership because it ensures that a majority of the directors at any given time will be familiar with BD’s business strategies and operations. Our classified board structure also aids the Board in attracting and retaining director candidates who are willing to make long-term commitments of their time and energy, and enables the directors to build on past experience for more effective long-term strategic planning. The Board believes that electing directors to three-year terms also enhances the independence of non-management directors by providing them with a longer term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders.

In addition, our classified board structure does not preclude a takeover. Instead, because it is impossible to elect an entirely new board or even a majority of the directors serving on our Board at one meeting, a classified board strongly encourages potential acquirers of BD to deal directly with the Board. This gives the Board time to evaluate the adequacy and fairness of any takeover proposal and weigh alternative methods of maximizing shareholder value and better positions the Board to negotiate effectively to realize the greatest possible shareholder value. In this way, our classified board prevents a potential acquirer from unilaterally and rapidly gaining control of our business and assets without paying fair value for them by removing our directors at a single annual meeting.

All of our directors continue to be accountable to BD and our shareholders under our classified board structure. Every director is required to uphold his or her fiduciary duties to BD and our shareholders, regardless of how often he or she stands for election. The Board’s director share ownership guidelines serve to align the interests of our directors with those of our shareholders.

As the proponent suggests, shareholders should evaluate this proposal in the context of BD’s overall corporate governance practices. The Board believes that, if shareholders do so, they will defeat the proposal, because contrary to the proponent’s assertions, BD has well-established strong governance practices to ensure accountability of all of our directors. BD’s strong corporate governance is demonstrated by BD’s Corporate Governance Quotient (“CGQ®”*), a corporate governance rating system provided by Institutional Shareholder Services (“ISS”), a major proxy advisory firm. BD’s CGQ Index Score as of November 6, 2007 is better than that of 87.8% of S&P 500 companies, and its Industry Score is better than that of 99% of companies in ISS’s Health Care and Equipment Services industry peer group. BD’s governance practices include:

•	A Board currently composed entirely of independent directors except for the Chairman, President and Chief Executive Officer;

•	Prohibitions on having more than two members of BD’s management, or who held management responsibilities within the preceding three years, on the Board at any given point in time;

•	The designation of a Lead Director since 2002;

•	Annual evaluations of the Chief Executive Officer and the Board;

•	A resignation process for situations where director nominees fail to receive a majority affirmative vote in an uncontested election;

•	A director retirement policy;

•	Conflicts of interest and ethics compliance requirements;

•	The expiration without renewal of BD’s shareholder rights plan (“poison pill”); and

•	Transparency in our public disclosures.

The proponent expresses certain concerns regarding our corporate governance practices as a basis for supporting this proposal. However, the Board believes these concerns have no merit. Specifically:

* CGQ is a registered service mark of Institutional Shareholder Services, Inc.

•

The proponent raises independence concerns regarding certain directors, yet provides no basis for this assertion. Conversely, the Board has consistently determined that the directors in question are independent.

•

The proponent recites a figure purporting to be the total annual compensation for the Chairman, President and Chief Executive Officer for fiscal year 2006, but fails to state how the figure was calculated or how it negatively reflects on BD’s corporate governance practices.

•

The proponent points to the 80% majority requirement to approve a business combination under BD’s Certificate of Incorporation as potentially limiting shareholder value. However, the Board believes that this provision, when combined with our classified board structure, is intended to optimize the prospect of realizing fair value for BD shares in such circumstances.

After careful consideration of this proposal, the Board has determined that retention of our classified structure remains in the best interests of BD and our shareholders. BD and the Board have a longstanding commitment to sound corporate governance practices for the benefit of BD and its shareholders. In the Board’s view, the current classified board structure is entirely consistent with that commitment, is appropriate for BD, and will continue to serve and protect shareholders’ interests as it has for many years.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

Proposal 4.     SHAREHOLDER PROPOSAL ON CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, DC 20037, owner of 800 shares of BD common stock, has informed BD that she plans to introduce the following proposal at the meeting:

RESOLVED: “That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 74,079,013 shares, representing approximately 43.2% of shares voting voted FOR this proposal. If you AGREE, please mark your proxy FOR this resolution.”

*     *     *

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors recommends a vote AGAINST Proposal 4 for the following reasons:

This proposal has been submitted at the past 11 annual meetings and has been rejected by our shareholders each time.

The Board, like most S&P 500 companies, continues to believe that directors should be elected through a system that assures that directors will represent the interests of all shareholders, not just those of particular groups. Cumulative voting could enable individual shareholders or groups of shareholders with less than a majority of the shares to pool their votes to elect directors concerned with advancing the positions of the group responsible for their election, rather than the positions that are in the best interests of BD and of all of our shareholders. In addition, the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among Board members and impair the Board’s ability to operate effectively as a governing body, to the detriment of all BD shareholders. For these reasons, cumulative voting also may interfere with the Corporate Governance and Nominating Committee’s ongoing efforts to develop and maintain a Board of Directors possessing the wide range of skills, characteristics and experience, and a team-oriented ethic, necessary to best serve all shareholders’ interests.

The Board believes that BD’s current system of electing directors, with each share entitled to one vote for each nominee, will continue to work successfully in the future, as it has in the past. The Board consists predominantly of independent, non-management directors, and the Board committee responsible for identifying and recommending qualified individuals for director consists solely of independent, non-management directors. This ensures that the Board will continue to exercise independent judgment and remain accountable to all BD shareholders, rather than to a particular group.

The Board also believes that cumulative voting is unnecessary in light of BD’s strong governance practices that help ensure that the Board will maintain an independent perspective. BD’s Corporate Governance Principles demonstrate the many ways in which the Board and the Company are responsive and accountable to all of BD’s shareholders on an ongoing basis. These provisions cover a wide array of subject areas, including: the designation of a Lead Director; evaluations of the Chief Executive Officer and the Board; procedures to address situations where director nominees fail to receive a majority affirmative vote in an uncontested election; conflicts of interest and ethics compliance; the expiration without renewal or replacement of BD’s shareholder rights plan (“poison pill”); and certain disclosure practices. BD’s strong corporate governance is demonstrated by BD’s recent corporate governance ratings provided by a major proxy advisory firm, which indicated that BD’s ratings are better than those of most S&P 500 companies and of rated companies in the advisory firm’s industry peer group.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

Proposal 5.     SHAREHOLDER PROPOSAL ON ENVIRONMENTAL REPORT

Domini Social Investments, 536 Broadway, 7th Floor, New York, NY 10012-3915, owner of 2,202 shares of BD common stock, Trinity Health, c/o Catherine Rowan, 766 Brady Avenue, Apt. 635, Bronx, NY 10462, owner of 7,342 shares of BD common stock, and Maryknoll Sisters of Dominic, Inc., P.O. Box 311, Maryknoll, NY 10545-0311, owner of 100 shares of BD common stock, have informed BD that they plan to introduce the following proposal at the meeting:

Whereas:

Becton, Dickinson and Company is a leader in technologies geared toward measurement of biological processes to advance human health.

Becton, Dickinson has been recognized for its overall business, social, and environmental performance by inclusion in the 2006 Dow Jones Sustainability Index.

Becton, Dickinson’s 2006 Citizenship Report states the company strives “to minimize the discharge of hazardous materials and the generation of hazardous waste, promote recycling and resource recovery, conserve energy, water and natural resources, and reduce air emissions and water effluents at our facilities worldwide.”

Some materials used in medical devices can be sources of toxic chemicals that are ingested, inhaled, or otherwise absorbed by patients and/or health care workers, resulting in measurable levels of those chemicals in blood or breast milk. The chemicals of concern include brominated flame retardants (BFRs), which have been linked in animal studies to suppression of the immune system, cancer, and neurobehavioral and developmental effects. Measurements of BFRs in mothers’ breast milk around the world show that median levels are highest in American mothers.

The European Union, from which Becton, Dickinson derived 30% of its revenues in 2006, has been enacting increasingly stringent regulations on toxic chemicals in products, and has begun reevaluating the exemption for medical devices from its Reduction of Hazardous Substances (RoHS) directive.

Baxter International has recognized that the RoHS exemption is likely to be lifted by 2012, is developing a global strategy to eliminate the hazardous substances listed under RoHS, and this strategy includes securing information about product content from its suppliers.

Johnson & Johnson’s “Design for the Environment” process, part of its Healthy Planet 2010 goal to continuously improve products’ environmental profiles, has already begun to produce RoHS-compliant products and includes a sustainable packaging initiative where biodegradable polymers are used to replace more problematic materials.

Johnson & Johnson has adopted “green chemistry” manufacturing principles that include selection of more environmentally friendly materials.

Kaiser-Permanente and other major purchasers in the U.S. health care sector are establishing environmentally preferable purchasing practices that favor products reducing or eliminating toxic chemicals. Kaiser-Permanente’s national environmental purchasing policy specifically calls for avoiding brominated flame retardants.

In response to a shareholder resolution in January 2006 on toxic chemicals in products, Becton, Dickinson indicated a willingness to begin surveying its suppliers on one class of chemicals-brominated flame retardants-but since that time has not disclosed a comprehensive, detailed policy and goals for systematically reviewing and reducing toxic hazards in its products.

Resolved: Shareholders request that the Board publish by October 2008, at reasonable cost and excluding proprietary information, a report evaluating the company’s policies on BFRs and other internationally recognized toxic chemicals of concern, including a characterization of whether and in which product categories the chemicals of concern are contained in company products, and options for policies and practices to deploy safer alternatives to the chemicals of concern.

*     *     *

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors recommends a vote AGAINST Proposal 5 for the following reasons:

The Board and the Company appreciate the sentiment behind this proposal, and we also are very concerned about the environment. However, we believe implementation of this proposal would impose an unnecessary burden on BD in light of its current environmental practices.

BD is committed at all levels of management to the design, manufacture and distribution of safe and effective medical technology products and services that advance human health. In pursuing this objective, BD acts with a strong sense of social and environmental responsibility, which was recognized when BD was one of only ten U.S. companies, and one of only two healthcare companies, added in 2006 to the Dow Jones Sustainability World Index for 2006-07, a prominent indicator in this area, and was selected again for 2007-08. (See our website at www.bd.com/citizenship/awards.htm.) This significant accomplishment, and our actions discussed below, reinforce BD’s firm commitment to operating in an environmentally safe manner through an ongoing effort to achieve compatibility between business and environmental considerations.

We are addressing the environmental impact across the full range of our activities, including product development, our manufacturing processes, and the disposal of our products after they are used. Our philosophy in this regard is reflected in one of our four Core Values, which is “We always seek to improve.” Our efforts undergo ongoing review and refinement, and as technological advances permit and where warranted, our products, manufacturing facilities and production processes are updated, rebuilt, redesigned or replaced to reduce the use of hazardous substances, produce less waste, and be more energy-efficient.

An integral part of our research and development efforts and manufacturing processes includes a review of the materials we use and the potential environmental effects our products may have. We have in place a number of mechanisms designed to identify chemical substances that are present in our products, and that enable us to be responsive to regulatory and market dynamics that impact environmental considerations. These include efforts to identify chemicals utilized in our products through, for example, supplier surveys, and we consider safer alternatives to the extent they become available and are efficacious and cost-effective.

We view complying with regulations as a minimum standard, and establish programs if regulations are not considered adequate or do not exist. In this regard, BD has continually assessed and added new global requirements to our established Product Development Notification (PDN) system to ensure that our products are safe when used in their applications in accordance with relevant U.S. and international regulations and standards. The PDN system includes preclinical and clinical evaluation programs that address potentially leachable constituent materials and incorporate recognized toxicological principles and practices.

We strive to minimize the discharge of hazardous materials and the generation of hazardous waste with respect to our products and manufacturing processes. We also promote recycling and reuse in all of BD’s facilities and in our manufacturing processes, and offer our customers information and services on safe use and disposal of our products through training and education.

Our efforts include investing considerable resources in complying with various European Union (“EU”) Directives, such as the “VOC” Directive (which limits emissions of volatile organic compounds resulting from the use of organic solvents in certain activities and installations); the “WEEE” Directive (which deals with the reduction of waste from waste electrical and electronic equipment); and the new “REACH” Regulation (which requires that all chemicals above certain volumes that are imported and/or used in the EU be registered, evaluated, authorized, and, in some cases, restricted by a new European Chemicals Agency). In particular, we also actively monitor the status of the medical device exemption from the EU’s Restriction of Hazardous Substances (“RoHS”) Directive (which requires that certain listed hazardous substances be reduced in new electrical and electronic equipment), and intend to comply with the RoHS Directive if the medical device exemption no longer were to apply.

A report on our environmental stewardship can be found in our Citizenship Report: Living Our Values Every Day, which is located on our website at www.bd.com/citizenship/. The Citizenship Report utilizes the framework provided by the Sustainability Reporting Guidelines of the Global Reporting Initiative (GRI), an independent institution that collaborates with the United Nations Environment Programme (UNEP). The Sustainability Guidelines are globally applicable standards reflecting input from multiple stakeholders for the voluntary reporting of the economic, environmental and social dimensions of an organization’s activities, products and services.

We believe BD has been responsibly addressing the potential environmental impact of our operations and products. We therefore are of the view that BD’s demonstrated commitment to environmental responsibility, and our ongoing refinement and expansion of our environmental policies and procedures, adequately address the concerns expressed in this proposal. Consequently, the detailed report and plan that would be required by the proposal would not be a good use of corporate resources, and would not result in a significant benefit.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for the 2009 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received by BD not later than August 23, 2008. In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2009 Annual Meeting, but does not seek to include in BD’s proxy statement pursuant to Rule 14a-8, must be delivered to BD no earlier than October 1, 2008, and not later than October 31, 2008, if the proposing shareholder wishes for BD to describe the nature of the proposal in BD’s proxy statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to BD in connection with the 2009 Annual Meeting should be addressed to: Corporate Secretary, BD, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

APPENDIX A
AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board of Directors in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent auditors;

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements as provided herein; and

•	prepare the audit committee report that Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of the New York Stock Exchange. The Corporate Governance and Nominating Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board of Directors and may be removed by the Board of Directors at any time. The Corporate Governance and Nominating Committee shall recommend to the Board of Directors, and the Board of Directors shall designate, the Chair of the Audit Committee.

Authority and Responsibilities

In addition to any other responsibilities that may be assigned to it from time-to-time by the Board of Directors, the Audit Committee is responsible for the following matters:

Independent Auditors

•

The Audit Committee has the sole authority to appoint, compensate, retain and terminate the independent auditors of the Company, including sole authority to approve all audit engagement fees and terms and pre-approve non-audit services to be provided by the Company’s independent auditors. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may, from time-to-time, delegate its authority to pre-approve non-audit services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting. The independent auditors shall report directly to the Audit Committee.

•

The Audit Committee shall review and approve the scope of the independent auditors’ annual audit plan(s) and shall oversee the audit and audit-related work of the independent auditors, including resolution of disagreements, if any, between management and the auditor regarding financial reporting.

•

The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the full Board of Directors on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company’s independent auditors:

•	describing the independent auditors’ internal quality-control procedures;

•

describing any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditors and the Company; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the partners of the independent auditor team(s), particularly the performance and independence of the lead audit and reviewing partners;

•	consider whether to rotate the independent auditors; and

•	obtain the opinion of management and the internal auditors on the independent auditors’ performance.

•	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditors.

Internal Auditors

•

The Vice President, Internal Audit shall functionally report to the Audit Committee, and shall report for administrative purposes to the Chief Financial Officer of the Company. At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors. The Audit Committee shall meet privately with the Vice President, Internal Audit at least three (3) times per year, and the Vice President, Internal Audit shall otherwise have full access to the Audit Committee.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Audit Committee shall review and discuss with management and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•

the annual audited financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Annual Report on Form 10-K;

•

the quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Quarterly Reports on Form 10-Q;

•	the annual audited financial statements of the Company’s qualified benefit plans;

•

any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative Generally Accepted Accounting Principles (“GAAP”) methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•

The Audit Committee shall review and discuss, in conjunction with management, the Company’s policies with respect to the Company’s earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information.

•

The Audit Committee shall, in conjunction with the Chief Executive Officer and Chief Financial Officer of the Company, review the Company’s internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•

The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the independent auditors pursuant to Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, such as:

•	any restrictions on the scope of the independent auditors’ activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditors to the Company’s Controller, Chief Financial Officer or Chief Executive Officer; and

•	any significant disagreements between the Company’s management and the independent auditors.

•

The Audit Committee shall review on an annual basis (i) the guidelines and policies to govern the process by which enterprise risk assessment and risk management are undertaken, and (ii) management’s plan for any risk mitigation or remediation.

•	The Audit Committee shall establish, maintain and review procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement.

Reporting to the Board of Directors

•

The Audit Committee shall report to the Board of Directors periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors, the performance of the internal audit function, compliance by the Company with legal and regulatory requirements and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board of Directors. Additionally, the Audit Committee shall review and discuss with the Board of Directors management’s enterprise risk assessment and plans for any risk mitigation or remediation, including a review of oversight of identified risks by various committees of the Board of Directors.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board of Directors on such evaluation.

•	The Audit Committee shall, at least annually, review and assess the adequacy of this charter and recommend any proposed changes to the Corporate Governance and Nominating Committee.

Procedures

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chair of the Audit Committee, in consultation with the other Audit Committee members and management, shall determine the frequency and length of the Audit Committee meetings and shall determine meeting agendas consistent with this charter.

The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.

The Audit Committee is authorized to retain legal, accounting and other advisors as it determines necessary to carry out its duties, and may request any officer or employee of the Company, or the Company’s outside counsel, or independent auditors to meet with any members of, or advisors to, the Audit Committee.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for (i) the costs of the independent auditors (ii) the costs of any legal or other advisors retained by the Audit Committee and (iii) the administrative expenses of the Audit Committee that are necessary or appropriate to carrying out its duties.

The Audit Committee may delegate its authority to subcommittees or to the Chair of the Audit Committee when it deems it appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to ensure compliance with laws and regulations and the Company’s Business Conduct and Compliance Guide, or to assess and manage the Company’s exposure to risk. This is the responsibility of management, subject to oversight by the Board of Directors.

APPENDIX B
BECTON, DICKINSON AND COMPANY (BD)
STATEMENT OF CORPORATE GOVERNANCE PRINCIPLES
Adopted November 27, 2001,
As amended and restated September 25, 2007

1) Board Committees, Their Number, Structure and Charters

The Board has the following standing committees: Audit, Compensation and Benefits, Corporate Affairs, Corporate Governance and Nominating, Executive, and Finance. The structure and charter of each committee is reviewed on an annual basis, first by the committee, and then by the Corporate Governance and Nominating Committee, which recommends any changes it deems necessary or appropriate to the Board for consideration. The Board possesses the requisite authority to appoint new committees as the need may arise, or to disband a current committee except as otherwise provided for by applicable law, regulations, the requirements of the New York Stock Exchange (“NYSE”), or BD’s Certificate of Incorporation or By-Laws.

2) Independence of Committees

It is BD’s policy that only independent directors serve on the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees.

3) Assignment and Rotation of Committee Members and Chairs

The Board, after consultation with the Chairman, designates the members of its committees, taking into account their particular expertise, experience and preferences.

The Board does not believe in mandating the fixed rotation of committee members and/or committee chairs, since there may be reasons at a given point in time for maintaining continuity. However, the Board will seek to rotate committee members and chairs on a staggered basis within each committee on an average of every five years, provided that the Board may extend committee membership in any given case if it deems it appropriate in order to ensure continuity and the availability of experience derived through longevity.

4) Chairman and Chief Executive Roles

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer in such a manner as the Board considers appropriate for BD at the time. Under certain circumstances, the Board may determine that it is appropriate to separate the Chairman and Chief Executive Officer roles. However, the Board currently believes that it is in BD’s best interest for the Chief Executive Officer to serve as the Chairman. This arrangement permits a unified vision for BD and provides an efficient and effective leadership structure while maintaining balance through the emphasis on independence in BD’s Board and Committee structure, including the designation of a Lead Director and other independence safeguards contained in these Principles.

5) Board Leadership; Lead Director; Communication with the Directors

(a) The Board notes that all directors ultimately are elected by the shareholders, and all have an equal voice. The Board as a whole is free, should a special need arise, to call upon any one or more directors to provide leadership in a given situation. The Board understands that leadership in certain subject areas falls to the committee chair(s) responsible for the subject matter giving rise to the need, and that the chairs function as the committee liaisons to the Chairman and the rest of the Board.

(b) The Board also believes that at such times as the Chairman is not an independent director, it is appropriate and necessary for the independent directors to designate a Lead Director, who would be expected to serve in such capacity for several years. In circumstances in which the non-management directors meet without any management present, the Lead Director shall preside over such meeting. The Lead Director also shall: have the authority to call meetings of the independent directors; approve Board meeting agendas; approve Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; serve as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD’s employees, shareholders and others with the non-management members of the Board. The Corporate Governance and Nominating Committee shall review the designation of the Lead Director at least annually and recommend any change in the Lead Director it deems appropriate to the Board.

(c) There shall be maintained on BD’s website, www.bd.com/investors/corporate_governance/, a procedure by which persons so wishing may communicate with the Board, the non-management directors as a group, or with any individual director (including the Lead Director).

6) Mix of Directors

It is BD’s policy that the Board shall be composed predominantly of independent directors, thereby ensuring their availability to serve on the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees. No more than two members of BD’s management, or who held BD management responsibilities within the preceding three years, shall be members of the Board at any given point in time.

7) Determination of Director Independence

The Board shall determine each director’s independence on an annual basis (including for purposes of membership on the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees) based on applicable regulatory requirements of the Securities and Exchange Commission (“SEC”), the NYSE, and these Principles.

An “independent” director shall be defined to mean a director who has none of the relationships with BD set forth in paragraph (a) below, and otherwise has no direct or indirect material relationship with BD or its management (either directly or as a partner, shareholder, principal or officer of an organization (including any parent or subsidiary in a consolidated group with the organization) that has a relationship with BD) that would interfere with the exercise of independent judgment by such director. However, the Board believes all directors should hold meaningful equity ownership positions in BD, which shall not affect a director’s independence. The Board, in its business judgment, will determine, based on all relevant facts and circumstances and in a manner consistent with the guidelines set forth below, whether a director has a relationship with BD or its management that would interfere with such director’s exercise of his or her independent judgment. The following guidelines shall be followed by the Board in determining director independence:

(a) Consistent with the applicable NYSE listing standards, under any circumstances, a director is not independent if:

(i)	the director is, or within the last three years was, employed by BD;

(ii)	an immediate family member (as defined below) of the director is, or within the last three years was, employed by BD as an executive officer;

(iii)

the director or an immediate family member of the director received more than $100,000 in direct compensation from BD during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iv)

(A) the director or an immediate family member of the director is a current partner of a firm that is BD’s internal or external auditor; (B) the director is a current employee of that firm; (C) an immediate family member of the director is a current employee of that firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was, within the last three years (but is no longer), a partner or employee of that firm and personally worked on BD’s audit within that time;

(v)

the director or an immediate family member of the director is, or within the last three years was, employed as an executive officer of a company where any of BD’s present executive officers at the same time serves or served on the compensation committee of that company’s board of directors; or

(vi)

the director is a current employee, or whose immediate family member is a current executive officer, of a company that made payments to, or received payments from, BD for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or two percent of the consolidated gross revenues of the other company.

(b) The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(i)

if the director or an immediate family member currently is a director, general partner, executive officer or controlling shareholder of, or is otherwise currently affiliated with, another company that is indebted to BD, or to which BD is indebted, and the total amount of either company’s indebtedness to the other does not exceed: (A) one percent of the total consolidated assets of BD as of the end of its most recently completed fiscal year or (B) one percent of the total consolidated assets of the other company as of the end of its most recently completed fiscal year;

(ii)

if the director or an immediate family member currently is an executive officer or director of, or is otherwise currently affiliated with, another company in which BD owns an equity interest, and the amount of the equity interest held by BD is less than 10% of the outstanding voting securities of the other company;

(iii)

if the director or an immediate family member of that director currently serves as an executive officer, director or trustee of, or is otherwise currently affiliated with, a charitable organization, and BD’s annual charitable contributions to that organization (excluding contributions by BD under its established Matching Gift Program) are less than the greater of $1,000,000 or two percent of that organization’s consolidated gross revenues in its most recent fiscal year; and

(iv)

if the director or an immediate family member of a director is a current director, trustee, general partner, executive officer or controlling shareholder of, or is otherwise currently affiliated with, a company or professional entity (including any law firm or investment banking firm) that made payments to, or received payments from, BD for property or services in an amount which, in any single fiscal year, do not exceed the greater of $1,000,000 or two percent of the consolidated gross revenues of the other company.

(c) For relationships not covered by the guidelines contained in paragraph (b) above, the determination of whether or not the relationship is material, and therefore whether the director is independent, shall be made by the directors (excluding the director with the relationship) who satisfy the independence guidelines set forth in this Principle No. 7.

For purposes of these guidelines, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such director’s home. An immediate family member does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Annually, the Board will review all relationships of directors with BD to determine whether directors are independent. The Board may determine that a director who has a relationship that exceeds the limits described in paragraph (b) is nonetheless independent. The basis for any such determination will be explained in BD’s next annual Proxy Statement.

Each independent director is required to notify the Chair of the Corporate Governance and Nominating Committee, as soon as reasonably practicable, of any change in his or her personal circumstances that may affect such director’s independence. The Board, upon recommendation from the Corporate Governance and Nominating Committee, shall consider the matter and the necessity of taking any action.

8) Board Size

The Board periodically reviews its size to consider that most effective for its operation within the range authorized by BD’s Certificate of Incorporation, which is between three and twenty-one members. In general, the Board believes that its appropriate size consists of between ten and fifteen members, recognizing that retirements, resignations and recruiting delays, as well as the availability of one or more qualified candidates, may result periodically in the Board consisting, for some transitional period, of a slightly greater or lesser number of directors than the Board may have targeted.

9) Director Retirement Policy

It is BD’s policy that directors retire from the Board effective at the conclusion of the Annual Meeting of Shareholders following their seventy-second birthday. Under special circumstances, the Board may approve exceptions to this policy. The Board believes, however, that any exceptions should be rare.

10) Term Limits

It is BD’s policy to avoid term limits for directors, which have the disadvantage of discontinuing the availability and contributions of directors who have developed experience with, and insight into, BD and its needs over a period of time.

11) Changes in Directors’ Primary Responsibilities; Outside Commitments

(a) It is BD’s policy that every director, including the Chief Executive Officer and any other directors with BD management responsibilities, must notify the Chairman of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then considers the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.

(b) As a corollary, it is BD’s policy that every director should seek the consent of the Chairman (or if the Chairman is seeking consent, the Lead Director) and of the Corporate Governance and Nominating Committee, and confirm the absence of any material actual or potential conflict, prior to accepting any invitation to serve on another corporate or not-for-profit board or with a government or advisory group.

(c) While a director’s service on the boards of other publicly-traded companies may provide experience that benefits both the director and BD, directors are expected to devote sufficient time to effectively fulfill their duties as directors. Accordingly, while a director may serve on the board of directors of publicly-traded companies in addition to the BD Board, it is BD’s policy that such service should be limited to a reasonable number of companies so as not to conflict with his or her responsibilities as a director of BD.

(d) No director who is a member of the Audit Committee may, at the same time, serve on the audit committees of more than two other publicly-traded companies, unless the Board determines that such simultaneous service would not impair such director’s ability to effectively serve on BD’s Audit Committee.

12) Evaluation By Non-Management Directors of the Chief Executive Officer

It is BD’s policy that the non-management directors meet privately not less than once a year to evaluate the performance of the Chief Executive Officer. The evaluation is based on objective and subjective criteria, including an assessment of the performance of the businesses, accomplishment of long-term strategic objectives, and management development. A clear understanding between the non-management directors and the Chief Executive Officer regarding BD’s expected performance and how that performance is to be measured is critical to the process.

The Compensation and Benefits Committee considers the results of the evaluation when recommending to the Board the Chief Executive Officer’s compensation. The Lead Director communicates the results of this evaluation to the Chief Executive Officer.

13) Meetings of Non-Management Directors

The non-management directors shall meet privately as a matter of course, without any management present, not less than three times a year, over the course of which their activities shall include, among other things, the performance review of the Chief Executive Officer described in Principle No. 12, and approval by the independent directors of the recommendations of the Compensation and Benefits Committee regarding the

Chief Executive Officer’s compensation. These meetings should be scheduled as a matter of course for each fiscal year by the Corporate Secretary.

The non-management directors also may meet in executive session at other times during the year to consider issues they deem important to address without management present.

Following each meeting of the non-management directors, the Lead Director will discuss with the Chairman, to the extent appropriate, matters addressed in or arising from the private meeting.

14) Evaluation of the Board and Board Committees

It is BD’s policy to review on an annual basis its performance and effectiveness as a whole, with each director completing a questionnaire developed by the Corporate Governance and Nominating Committee with respect to certain specified criteria. Such criteria shall be posted on BD’s website, www.bd.com/investors/corporate_governance/. The collective ratings and comments are compiled in advance of the review session and are presented by the Chair of the Corporate Governance and Nominating Committee to the full Board for discussion.

Annual self-assessments also are conducted by each Board committee, relying on a review process similar to that used by the Board, with performance criteria for each committee established, in part, on the basis of its charter.

15) Evaluation of Individual Director Performance

It is BD’s policy that the Corporate Governance and Nominating Committee shall assess on the basis of pre-established criteria, the performance of each individual director standing for re-election at the next Annual Meeting of Shareholders. The pre-established criteria address each director’s core competencies, independence and level of commitment. Among the criteria included in assessing a director’s level of commitment are the following: all directors are expected to attend Board meetings and meetings of the committees on which they serve; to review all materials provided to them in advance of any meeting; to be knowledgeable about the strategies and affairs of BD and the industry and competitive environment in which it operates; and to actively participate in deliberations of the Board and of each committee on which they serve.

It is BD’s policy that directors also are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason.

The Corporate Governance and Nominating Committee considers not only an individual’s qualities, performance and professional responsibilities, but also the composition of the Board and the challenges and needs of the Board as a whole at that time. If applicable, the Committee also considers the impact of any change in the principal professional occupation of the directors during their prior term of service. This evaluation process allows each director the opportunity to conveniently confirm his or her interest to continue as a member of the Board. Upon completion of the individual director evaluation process, the Committee reports to the full Board its conclusions and recommendations for nominations to the Board.

It is BD’s policy that the Corporate Governance and Nominating Committee also should review and consider the performance of any individual director if a situation were to arise that interfered with the proper performance of his or her duties as a member of the Board.

16) Review of BD’s Performance and Corporate Strategy

The Board reviews BD’s financial performance on a regular basis at Board meetings and through periodic updates, with a particular focus on peer and competitive comparisons. These reviews include the views of management and may also include those of key investors and securities analysts.

The Board also conducts an annual review of BD’s strategy, and an assessment of its financial performance, on both an absolute basis and in relation to the performance of its peer companies.

17) Composition of the Board and Board Membership Criteria; Selection of New Directors

The Corporate Governance and Nominating Committee is responsible for recommending for Board consideration candidates for election to the Board. The Corporate Governance and Nominating Committee shall review with the Board the appropriate skills and characteristics required of directors in the context of the composition of the Board at any given point in time. On an annual basis, the Corporate Governance and Nominating Committee considers the composition, challenges and needs of the Board as a whole, both in connection with recommending candidates for election to the Board and in analyzing the composition of Board committees.

The assessment of the overall composition of the Board encompasses consideration of diversity, age, skills, international background, and significant experience and prominence in areas of importance to BD. Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills. Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings. Candidates should be individuals who possess a team-oriented ethic consistent with BD’s Core Values, and who are committed to the interests of all shareholders as opposed to those of any particular constituency.

When considering director candidates, the Corporate Governance and Nominating Committee will seek individuals with backgrounds and qualities that, when combined with those of other directors, will provide a blend of skills and experience that will further and enhance BD’s governance responsibilities and strategic interests. The Corporate Governance and Nominating Committee shall utilize a variety of means to identify prospective nominees for the Board. These may include referrals from other Board members, management, shareholders and other external sources (including retained executive search firms). The Corporate Governance and Nominating Committee shall utilize the same criteria for evaluating candidates irrespective of their source. BD’s annual Proxy Statement shall inform shareholders that in order to submit a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

18) Voting for Directors

At any meeting of the shareholders at which nominees for director are subject to an uncontested election (that is, the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), promptly shall offer to submit his or her resignation from the Board following certification of the shareholder vote. The Corporate Governance and Nominating Committee shall consider the director’s offer and recommend to the Board the action to be taken with respect to same, which can range from accepting the director’s offer; to maintaining the director but addressing what the Corporate Governance and Nominating Committee believes to the underlying causes of the “withheld” votes; to resolving that the director will not be renominated in the future for election; or to rejecting the director’s offer.

Thereafter, the Board shall promptly notify the director concerned of its decision, and shall publicly disclose its decision (including the process by which the decision was reached and, if applicable, the reasons for rejecting the director’s offer) in a Form 8-K filed with the SEC within four business days following the Board’s decision.

In considering whether to recommend that the Board accept or reject the director’s offer, the Corporate Governance and Nominating Committee will evaluate all relevant factors, including, without limitation: any stated reasons why shareholders “withheld” votes for election from such director; the length of service and qualifications of the director who has offered to submit his or her resignation; the director’s contributions to BD; the impact that accepting the director’s resignation would have on BD’s compliance with the requirements of the SEC, the NYSE and these Corporate Governance Principles; and the best interests of all shareholders. In considering the Corporate Governance and Nominating Committee’s recommendation, the Board will consider the factors reviewed by the Corporate Governance and Nominating Committee and such additional information and factors as the Board believes to be relevant.

All of the procedures described in this Corporate Governance Principle shall be completed within 90 days following certification of the shareholder vote. Any director who offers to submit his or her resignation pursuant to this provision will not participate in the Corporate Governance and Nominating Committee’s or Board’s consideration of whether or not to accept the director’s offer.

In any case in which a director’s offer is accepted by the Board, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or to reduce the size of the Board.

If a majority of the members of the Corporate Governance and Nominating Committee received a Majority Withheld Vote at the same election, then the other independent directors who did not receive a Majority Withheld Vote or who were not standing for election will appoint a special Board committee from amongst themselves solely for the purpose of considering the director’s offer, and will recommend to the Board whether to accept or reject it in the same manner as otherwise would be undertaken by the Corporate Governance and Nominating Committee.

This Corporate Governance Principle will be described in each BD Proxy Statement relating to an uncontested election of directors.

19) Orientation of Directors and Continuing Education

BD has developed an orientation and training process available to new members of the Board and to new members of each Board committee. For new directors, this includes providing background information on BD, its products and its industries, meetings with senior management to familiarize the director with BD’s management and its strategies and significant policies, and site visits to BD facilities. Orientation of a new director or new committee member is coordinated by the Corporate Secretary and the Chief Financial Officer and is tailored to the requirements of the individual.

In addition to Board meetings and other activities that may take place at various BD locations, directors are encouraged to visit BD and its subsidiaries from time to time, at locations selected in consultation with the Chief Executive Officer, to familiarize themselves with the business of BD and its subsidiaries. These visits should be arranged through the Office of the Corporate Secretary, and directors are requested to report to the full Board following any such visit.

Directors also are encouraged to attend director education courses at BD’s expense. As a matter of practice, BD management from time-to-time, directly or with the assistance of outside advisors, arranges presentations to the Board on current issues or topics relevant to directors of public companies, including current corporate governance trends and practices, and other continuing education presentations.

20) Director Compensation

The Corporate Governance and Nominating Committee and the Board periodically receive reports from independent consultants on trends in director compensation. In addition, the Corporate Governance and Nominating Committee conducts a thorough analysis of director compensation and stock ownership as appropriate and makes recommendations to the Board for any adjustments deemed appropriate. Generally, the Board seeks to set director compensation at levels that fairly compensate directors for their responsibilities as directors and that are consistent with compensation levels at companies of similar size and nature as BD. A director who is also a BD employee shall not receive additional compensation for such service as a director.

BD director compensation has focused increasingly on equity compensation for directors. This has included eliminating the director retirement plan, establishing a director deferral plan with an equity investment option, and providing for annual grants of equity-based compensation. The current director equity compensation structure consists of restricted stock units that are not distributable until a director completes his or her service on the Board. This structure is intended to better align the interests of the non-management directors and shareholders. Under the director deferral plan, directors can elect to defer into a BD stock account or other investment options up to the full amount of their annual retainer and committee chair fees. The Board also believes that the director share ownership guidelines ensure adequate share ownership by directors.

21) Director Equity Ownership

The Board believes that directors should hold meaningful equity ownership positions in BD in accordance with share ownership guidelines established by the Board. The current share ownership guidelines require each non-management director to own shares of BD common stock valued at fifty percent of the amount obtained by multiplying the annual retainer fee in effect from time to time by the number of years a person has served as a director. The retention feature of restricted stock units will serve to increase share ownership levels of non-management directors, and ensure compliance with share ownership guidelines.

22) Classified Board

The Board is comprised of three classes of directors, with approximately one-third of the directors assigned to each class. The members of each class are elected to terms of three years. The Board reviews its classified board structure not less than once every two years.

After careful review and consideration, the Board continues to believe that a classified board provides continuity, stability and experience in the composition of the Board, while still providing for the election of a portion of the Board each year. It also enables the Board to represent more effectively the interests of all shareholders in a wide variety of circumstances. The Board believes that important safeguards against the concerns raised with respect to classified boards are BD’s existing governance practices, the fact that with the exception of the Chairman, President and Chief Executive Officer, the Board currently is composed entirely of independent directors, and also that, as provided in these Corporate Governance Principles, no more than two members of BD’s management, or who held management responsibilities within the preceding three years, can be members of the Board at any given point in time. However, the Board is mindful of, and takes into consideration, varying views on the relative merits of a classified board.

23) Well-Informed Directors

In order for the Board to exercise fully its oversight functions, management provides to the Board access to information regarding BD and the markets in which it operates. This information comes from a variety of sources, including management reports, securities analysts’ reports, information regarding performance of peer companies, direct interaction with senior management, and visits to BD facilities.

24) Board Materials and Presentations

As a general rule, presentations on specific subjects are sent to Board members in advance so that Board meeting time may be conserved and discussion time focused on questions and discussion of key issues.

25) Board and Committee Agendas

The Chairman, together with the Lead Director and the Corporate Governance and Nominating Committee, establishes on an annual basis a list of agenda topics for consideration and review by the Board during the following year. This annual list of agenda topics is then provided to the full Board for review and comment and is adjusted, as appropriate, during the year.

The Chairman shall establish the agenda and schedule for each Board meeting, allowing for an appropriate mix of presentation and discussion. Each director is encouraged to suggest topics he or she wishes to have addressed for inclusion on the Board agenda.

Each committee of the Board, on an annual basis, sets an agenda of topics to be discussed by that committee during the following year. The Chair of each committee, in consultation with other members and management, develops the agenda for each committee meeting.

26) Succession Planning and Management Development

The Board, with the input of the Chief Executive Officer, conducts an annual assessment of the performance and development of senior management. The Board also conducts periodic discussions, not less than once a year, regarding succession of the Chief Executive Officer and other members of senior management and, with the recommendations of the Chief Executive Officer, identifies potential successor candidates for these roles.

As a matter of policy, the Chief Executive Officer should provide to the Board, on an ongoing basis, his or her recommendation as to a successor in the event of an unexpected disability.

27) Attendance of Non-Directors at Board Meetings; Board Access to Senior Management and Independent Advisors

Members of the BD Leadership Team attend Board meetings and other Board activities on a regular basis. In addition, other members of BD management attend Board and committee meetings when appropriate to provide additional expertise and to expose the Board to a broader pool of management.

The Board has open access to senior management.

The Board and each committee of the Board has the authority to retain, at BD’s expense, its own independent legal, financial and other advisors, as the Board or any committee deems necessary or appropriate.

28) Board’s Interaction with Institutional Investors, Media and Customers

In general, BD management speaks for BD. Individual Board members may, from time to time at the request of management or the Board, meet or otherwise communicate with institutional investors, the media and customers.

29) Conflicts of Interest and Ethics Compliance

If an actual or potential conflict of interest develops because of a change in the business operations of BD or a subsidiary, or in a director’s circumstances (for example, significant and ongoing competition between BD and a business with which the director is affiliated), the director should report the matter immediately to the Chairman and the Corporate Governance and Nominating Committee for evaluation and appropriate resolution.

If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, recuse himself or herself from participation in the discussion, and not vote on the matter.

Each of BD’s directors is required to comply with BD’s Business Conduct and Compliance Guide (the “Guide”). Concerns regarding violations of the Guide by non-management directors of BD are referred to the Corporate Governance and Nominating Committee and to the Chairman. Violations of the Guide by management directors of BD are referred to BD’s General Counsel.

Transactions, arrangements or relationships in which BD is a participant and in which “related persons” (as defined in SEC regulations, which include directors, executive officers and their immediate family members) have, or will have, a material interest, shall be subject to the approvals required under BD’s policy regarding transactions with related persons.

30) Disclosure Regarding Corporate Governance, Director Compensation and Board Evaluation

BD provides disclosure in its annual Proxy Statement concerning stock ownership guidelines for directors and senior management, a comprehensive description of the board’s self-evaluation processes and the composition of director compensation.

So that shareholders may gain greater knowledge of the Board’s processes, BD’s annual Proxy Statement shall include the publication of this Statement of Corporate Governance Principles.

31) Charitable Contributions

Proposed charitable contributions, or pledges of charitable contributions, by BD within any given fiscal year in an aggregate amount of $50,000 or more, to an entity for which a BD director or a member of any of their immediate families serves as a director, officer, employee, or member of such entity’s fund-raising organization or committee, shall be subject to prior review and approval by the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee shall be provided on an annual basis with a report from management of the charitable contributions or pledges made by BD during the prior fiscal year in an amount of $10,000 or more, to an entity for which a BD director or executive officer, or a member of any of their immediate families, serves as a director, officer, employee, or member of such entity’s fund-raising organization or committee. Such report shall be posted on BD’s website, www.bd.com/investors/corporate_governance/.

However, for purposes of determining whether the $50,000 approval threshold or the $10,000 disclosure threshold is reached, no contributions by BD under its established Matching Gift Program shall be included or reported.

32) Executive Officer Membership on Other Boards

It is BD’s policy that, prior to an executive officer agreeing to join any board of an entity unaffiliated with BD (whether for-profit or nonprofit (excluding, for these purposes, any local religious, fraternal, athletic or social organization or club)), the executive officer first must seek the agreement of BD’s Chief Executive Officer, Chief Financial Officer and its General Counsel pursuant to procedures established by the Company that any such proposed service would not present an undue conflict of interest or financial risk, to either BD or to the executive officer. Once such agreement is secured, the executive officer then shall seek the approval of the Corporate Governance and Nominating Committee.

As a general rule, the Board believes that executive officers should be limited at any given time to serving on the board of not more than one other publicly-traded company. Any exceptions to this general rule require the prior approval of the Corporate Governance and Nominating Committee.

33) No Provision of Personal Services by BD External Auditor to Members of the Board of Directors or Executive Officers

It is BD’s policy that neither BD, nor any director or executive officer, may engage the external auditor of BD for the purpose of the external auditor providing financial planning, tax preparation (including expatriate tax services) or other personal services (collectively, “Services”) to a director or executive officer. This policy prohibits the engagement of the external auditor for such purposes, regardless of whether the person or persons proposed to provide the Services to a director or executive officer participates or previously participated in a BD audit.

For purposes of this policy, the “external auditor” of BD is defined as any firm engaged by the Audit Committee to provide audit, review or attest services, or to otherwise provide “audit services” to BD within the meaning of the rules of the SEC.

34) Sales of BD Shares by Directors or Executive Officers when BD is Repurchasing Shares

It is BD’s policy that directors and executive officers should not sell any shares of BD common stock on any day on which BD is repurchasing shares of BD common stock under a BD stock repurchase program other than as permitted by BD’s policies. For purposes of this policy, the term “sell” includes entering into any contract to sell, pledge or otherwise transfer or dispose of shares of BD common stock, other than gifts or other transfers of shares for no value.

Therefore, any director or executive officer intending to sell shares of BD common stock shall provide as much advance notice as is reasonably practicable to the Office of the Corporate Secretary, so as to ensure that BD is not engaging in share repurchases on the same days on which any such sales are made by directors or executive officers in violation of such policies.

DIRECTIONS TO
THE HILTON SHORT HILLS

FROM MANHATTAN
Lincoln or Holland Tunnel to NJ Tpk to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte.. 24 West. Take Exit 7C...* *

FROM BROOKLYN
Take Rte. 278/Belt Pkwy West to Verrazano Narrows Bridge. Continue to the Goethals Bridge to the NJ Tpk North. Take Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM NEWARK AIRPORT
Take Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM THE NJ TURNPIKE Take to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM NORTH EASTERN
LONG ISLAND
Take Throgs Neck or Whitestone Bridge off the Cross Island Pkwy. After toll, take GW Bridge to Rte. 80 West to the Garden State Pkwy South, to Exit 142 to Rte. 78 West. OR Take GW Bridge to the NJ Tpk South to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM TAPPAN ZEE BRIDGE Follow signs to NY Thruway; continue to Garden State Pkwy South. Take Exit 142 to Rte. 78 West. Continue to Exit 48, Rte. 24 West. Take Exit 7C...* *
FROM THE GARDEN STATE PARKWAY SOUTHBOUND Take Exit 142 to Rte. 78 West, Continue to Exit 48, Rte. 24 West. Take Exit 7C...* *
FROM THE GARDEN STATE PARKWAY NORTHBOUND Take Exit 142 to Rte. 78 West. Take first Exit, marked “Hillside/Rte. 78 West”. Take Rte. 78 West and continue to Exit 48, Rte. 24 West. Take Exit 7C...* *
* * FROM EXIT 7C, JFK PARKWAY, LIVINGSTON/CALDWELL - THE MALL AT SHORT HILLS WILL BE ON YOUR RIGHT. MAKE A LEFT AT THE SECOND TRAFFIC LIGHT THEN MAKE AN IMMEDIATE LEFT INTO HOTEL DRIVEWAY.

FROM ROUTE 287 SOUTHBOUND
Take Exit 37, Rte. 24 East; continue to Exit 7, “Summit/Livingston” and follow signs for JFK Parkway and Mall at Short Hills; make a left at second traffic light, then make an immediate left into the Hotel driveway.

FROM ROUTE 280 WESTBOUND
Take Exit 5A, “Livingston Avenue/Roseland”. Continue on Livingston Avenue approx. 4 miles through Livingston; cross South Orange Avenue, name will change to JFK Parkway. Continue on JFK Parkway; Hotel is approx. 1.5 miles down on right, opposite Mall at Short Hills.

Appendix 1

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

GSIP and SIP voting instructions submitted by mail, the Internet or telephone must be received by 12:00 p.m., EST, on January 23, 2008 and January 28, 2008, respectively. All other proxies submitted by the Internet or telephone must be received by 11:00 a.m., EST, on January 29, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone
    • Within the US, Canada & Puerto Rico, call toll free
      1-800-652-VOTE (8683) on a touch tone telephone.
      There is NO CHARGE to you for the call.
    • Outside the US, Canada & Puerto Rico, call
      1-781-575-2300 on a touch tone telephone.
      Standard rates will apply.
    • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card	123456	C0123456789	12345

‚	IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposals 3, 4 and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Basil L. Anderson	☐	☐	02 - Marshall O. Larsen	☐	☐	03 - Gary A. Mecklenburg	☐	☐

	04 - Cathy E. Minehan	☐	☐	05 - Alfred Sommer	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of selection of independent registered public	☐	☐	☐	3. Annual election of directors	☐	☐	☐
accounting firm

4. Cumulative voting	☐	☐	☐	5. Environmental report	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Please mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890 J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE

5 4 D V 0 1 5 8 2 4 1

   <STOCK#>                             00TB6I

Dear Shareholder:

Becton, Dickinson and Company (BD) encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions outlined on the reverse side.

Your telephone or internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. Again, if you choose to vote telephonically or through the Internet, there is no need to mail back your proxy/voting instruction card.

Your vote is important. Thank you for voting.

‚	IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

Proxy / Voting Instruction Card — BECTON, DICKINSON AND COMPANY

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on January 29, 2008

The undersigned hereby appoints Edward J. Ludwig, John R. Considine and Jeffrey S. Sherman, and any of them, with full power of substitution, proxies to attend the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m. EST on Tuesday, January 29, 2008 at the Hilton Short Hills, 21 John F. Kennedy Parkway, Short Hills, New Jersey, and any adjournment thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the respective trustees and Credit Suisse (UK) Limited (“Credit Suisse”), respectively, for any shares of common stock allocated to the undersigned under the Company’s 1996 Directors’ Deferral Plan (“DDP”), the Company’s Deferred Compensation Plan (“DCP”), The Med-Safe Systems, Inc. Savings Incentive Plan (the “Med-Safe Plan”) and, when so provided, under the Company’s Global Share Investment Program (“GSIP”), and also constitutes voting instructions to the trustees and Credit Suisse for a proportionate number of shares of common stock in the DDP, DCP, the Med-Safe Plan and GSIP, respectively, for which voting instructions have not been received.

This card also constitutes voting instructions to the trustee for any shares of common stock allocated to the undersigned under the Company’s Savings Incentive Plan (“SIP”). Shares for which no voting instructions have been received by the SIP trustee will be voted in the same proportion as those for which timely instructions have been received.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you do not vote by telephone or over the internet, please sign and return this card using the enclosed envelope.

(Items to be voted appear on reverse side.)